Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DevvStream Corp.,

Southern Energy Renewables Inc.

and

Sierra Merger Sub, Inc.

Dated as of December 3, 2025

i

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

EXHIBITS

Exhibit A	-	Company Support & Lock-Up Agreement
Exhibit B	-	Southern Support & Lock-Up Agreement
Exhibit C	-	Company Closing Organizational Documents

SCHEDULES

Schedule A	-	Core Company Securityholders

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 3, 2025 by and among:

A.          DevvStream Corp., an Alberta corporation (the “Company”);

B.          Southern Energy Renewables Inc., a Louisiana corporation (“Southern”); and

C.          Sierra Merger Sub, Inc. a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“Merger SubCo”).

The Company, Southern and Merger SubCo are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meaning set forth in Article XII.

RECITALS:

WHEREAS, the Parties intend to consummate a business combination of the Company and Southern by way of the Merger, pursuant to which Southern will become a wholly-owned subsidiary of the Company;

WHEREAS, prior to the Closing, the Company shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL (the “Domestication”) and shall concurrently adopt the Company Closing Organizational Documents;

WHEREAS, effective as of the date of this Agreement, the Southern Shareholder as of the date of this Agreement is consummating a purchase of 128,370 Pre-Domestication Company Common Shares and the Post-Domestication Company Common Shares issued in exchange thereof in the Domestication (collectively, the “PIPE Shares”) for an aggregate equity investment equal to approximately $2,000,000 the “PIPE Investment”);

WHEREAS, the Company has agreed to register the resale of the PIPE Shares pursuant to a registration rights agreement dated as of the date hereof (the “Registration Rights Agreement”);

WHEREAS, Merger SubCo shall merge with and into Southern with Southern surviving the merger as the Surviving Corporation (such transaction, the “Merger”), pursuant to which existing equity in Southern shall be exchanged for equity in the Company in compliance with the Delaware General Corporation Law (“DGCL”) and the Louisiana Business Corporation Act (“LBCA”);

WHEREAS, the Company Board has unanimously (i) determined that the Transactions, including the Domestication and the Merger are in the best interests of the Company and the Company Securityholders, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, including the Domestication and Merger, on the terms and subject to the conditions of this Agreement, and (iii) resolved to recommend that the Company Shareholders vote in favor of the Transactions, including the Domestication and the Merger;

WHEREAS, the Merger SubCo Board has unanimously (i) determined that the Merger is in the best interests of Merger SubCo and the Company, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) resolved to recommend that the sole Merger SubCo stockholder vote in favor of the Transactions, including the Merger;

WHEREAS, the Southern Board has unanimously (i) determined that the Transactions, including the Merger, is fair to the Southern Shareholders, (ii) determined that the Merger is in the best interests of Southern and the Southern Shareholders, and (iii) approved this Agreement, the Ancillary Documents to which it is a party, and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement;

WHEREAS, as a condition and inducement to Southern’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Securityholders set forth on Schedule A (the “Core Company Securityholders”) have executed and delivered to Southern and the Company a Support & Lock-Up Agreement, substantially in the form attached hereto as Exhibit A (the “Company Support & Lock-Up Agreement”), pursuant to which, among other things, (i) each of the Core Company Securityholders has agreed to vote any Company Shares held by him, her or it in favor of the Domestication, the Merger and the other Transactions, and (ii) each of the Core Company Securityholders has agreed to certain lock-up restrictions with respect to their Company Shares; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Southern Shareholder as of the date of this Agreement has executed and delivered to Southern and the Company (i) a unanimous written consent approving this Agreement, the Ancillary Documents to which Southern is a party, and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (ii) a Support & Lock-Up Agreement, substantially in the form attached hereto as Exhibit B (the “Southern Support & Lock-Up Agreement”), pursuant to which, among other things, the Southern Shareholder as of the date of this Agreement has agreed to certain lock-up restrictions with respect to their Company Shares (including those issued to the Southern Shareholder pursuant to the PIPE Investment) outstanding as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CLOSING

1.1         Effective Date and Closing:

(a)        Subject to the satisfaction or waiver of the conditions set forth in Article IX, unless this Agreement is earlier terminated in accordance with Article X, the consummation of the Transactions (the “Closing”) shall take place by electronic exchange of executed documents (other than the filing of the Articles of Merger) on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

(b)       At the Closing and on the Effective Date, the Parties shall cause the consummation of the Merger to occur, upon the terms and subject to the conditions of this Agreement, such that Southern and Merger SubCo shall cause the Articles of Merger to be filed with the Delaware and Louisiana Secretaries of State in accordance with Article III, so that the Merger will become effective at the Effective Time.

 1.2       Exchange of Southern Securities. On the Effective Date, at the Effective Time and in accordance with the Articles of Merger, by virtue of the Merger and without any action on the part of any Southern Shareholder:

(a)       All of the Southern Shares (other than Southern Shares held in treasury) issued and outstanding immediately prior to the Effective Time shall be exchanged for an aggregate number of Post-Domestication Company Common Shares equal to the Southern Consideration Shares.  Each Southern Shareholder as of immediately prior to the Effective Time shall be entitled to receive its pro rata share of the Southern Consideration Shares at or as soon as reasonably practicable after the Effective Time, subject to Section 1.4.

(b)        All Southern Shares held in the treasury of Southern immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and cease to exist and no payment or distribution shall be made with respect thereto.

(c)        Each share of Merger SubCo issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of the Surviving Corporation.

1.3         Issuance of Post-Domestication Company Common Shares Issuable Pursuant to the Merger

(a)       Prior to the Effective Time, the Company (i) shall appoint its transfer agent, Continental Stock Transfer & Trust Company, as its transfer and exchange agent for purposes of the exchange of the Southern Shares for the Southern Consideration Shares (“Exchange Agent”), and (ii) shall deposit, or cause to be deposited, with the Exchange Agent the Southern Consideration Shares. At or prior to the Effective Time, the Company will send, or will cause the Exchange Agent to send, to each Southern Shareholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by Company and Southern (a “Letter of Transmittal”) for use in such exchange.  The Company shall cause the Exchange Agent to deliver to each Southern Shareholder its pro rata share of the Southern Consideration Shares upon the delivery by such Southern Shareholder of properly completed and duly executed Letter of Transmittal to the Exchange Agent.

(b)         All Southern Consideration Shares issued as provided herein shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Southern Shares held by such Southern Shareholder, and there shall be no further registration of transfers on the share transfer books of the Company of the Southern Shares that were outstanding immediately prior to the Effective Time.

(c)       To the extent any certificate representing any Southern Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Southern Shareholder claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Southern Shareholder of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such certificate, the Company shall cause a treasury direction to be delivered as set forth in Section 1.3(a) in exchange for the lost, stolen or destroyed such certificate, the Southern Consideration Shares with respect to the Southern Shares formerly represented thereby pursuant to this Agreement.

1.4       No Fractional Company  Common Shares. No fractional Post-Domestication Company Common Shares will be delivered to each Southern Shareholder as of immediately prior to the Effective Time pursuant to the Merger and the aggregate number of any such shares that each Southern Shareholder as of immediately prior to the Effective Time is otherwise entitled to receive pursuant to the Merger will be rounded down to the nearest whole number of Post-Domestication Company Common Shares.

1.5      Withholding Taxes. The Company, Southern, Merger SubCo or the Exchange Agent, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any Person pursuant to the Merger or this Agreement such amounts as the Company, Southern, Merger SubCo or the Exchange Agent, as applicable, determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment or delivery under the ITA, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate Taxing Authority. Each of the Company, Southern, Merger SubCo or the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, Southern, Merger SubCo or the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, Southern, Merger SubCo or the Exchange Agent shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

1.6      Announcement and Shareholder Communications. The Parties shall issue a joint press release with respect to this Agreement and the Transactions promptly following the execution of this Agreement, the text of such announcement to be in the form approved by the Company and Southern in advance, acting reasonably and without delay. The Company and Southern agree to co-operate in the preparation of presentations, if any, to the Company Shareholders and the Southern Shareholders regarding the Transaction, and neither the Company nor Southern shall issue any news release or otherwise make public announcements with respect to this Agreement or the Transactions without the consent of the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing, in the opinion of its legal counsel, required under applicable Laws or, in the case of the Company, stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Parties and reasonable opportunity to review or comment on the disclosure or filing and give reasonable consideration to any such comment, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

ARTICLE II

DOMESTICATION; COMPANY MEETING.

2.1        Domestication. The Parties agree that the Domestication will be implemented in accordance with and subject to the terms and conditions of this Agreement. The Company shall effect and carry out the steps, actions and/or transactions to be carried out by it below.

(a)         Subject to receipt of the Required Company Shareholder Approval and prior to the Effective Time, the Company shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in (the “Certificate of Domestication”), together with the Company Closing Organizational Documents, in accordance with the provisions thereof and Section 388 of the DGCL, (ii) and submitting a statutory declaration with the Alberta Registrar of Corporations (the “AB Registrar”), together with all other documents, including applicable legal opinions, necessary to obtain a letter from the AB Registrar authorizing the Company to continue out of Alberta and into Delaware (the “Letter of Authorization”), and (iii) acknowledging, executing, delivering and/or filing all such other notices, declarations, affidavits, undertakings and other documents and instruments, paying all applicable such fees, costs and expenses, as may be required under applicable Law or otherwise to effect the Domestication.

(b)        The Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Company Shareholders, (i) each then issued and outstanding Pre-Domestication Company Common Share will convert automatically, on a one-for-one basis, into one share of Post-Domestication Company Common Share, (ii) each then issued and outstanding Company Convertible Security and Company Warrant set forth on Section 2.1(a) of the Company Disclosure Schedules that are exercisable for, or convertible into, Pre-Domestication Company Common Shares shall be convert automatically, on a one-for-one basis, into a convertible security or warrant (as applicable) of the Post-Domestication Company on terms that are substantially similar terms and that are exercisable for, or convertible into, an equivalent number of Post-Domestication Company Common Shares, in each case, as the Company Convertible Security and Company Warrant so converted, and (iii) all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company immediately prior to the Domestication (including under this Agreement, the other Ancillary Documents) to continue and to be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company following the Domestication.

(c)         For U.S. federal income tax purposes, the Domestication is intended to constitute an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The Company hereby (i) adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Domestication, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Domestication as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Domestication has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (A) has had the opportunity to obtain independent legal and tax advice with respect to the Domestication, and (B) is responsible for any adverse Tax consequences that may result if the Domestication is determined not to qualify as a reorganization under Section 368 of the Code.

2.2         The Company Meeting

(a)          Subject to the terms of this Agreement, the Company covenants that it will:

(i)         Promptly following the Registration Statement being declared effective, and within the time period provided in the proxy statement/prospectus contained therein, convene and conduct the Company Meeting in accordance with the Company’s Organizational Documents and applicable Law, and, in this regard, the Company may abridge any time periods that may be abridged under securities Laws for the purpose of considering the Company Resolutions and for any other proper purpose as may be set out in the Company Circular and agreed to by Southern, acting reasonably; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of Southern except (A) as required for quorum purposes (in which case the Company Meeting will be adjourned and not cancelled), (B) as reasonably required by Law or by a Governmental Authority, (C) as required pursuant to and in accordance with Section 7.7(h) or otherwise expressly permitted by this Agreement, or (D) for adjournments or postponements of not more than ten (10) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the Company Resolutions if such requisite approval would not be expected to be obtained without such adjournment or postponement and such adjournments and postponements would not result in the Company Meeting being held on a date that would prevent the Effective Date from occurring prior to the Outside Date;

(ii)           use its commercially reasonable efforts to solicit proxies in favor of the approval of the Company Resolutions and against any resolution submitted by any Company Securityholder that is inconsistent with the Company Resolutions and the completion of any of the Transactions, including, if otherwise determined necessary or advisable by the Company or if so requested by Southern, acting reasonably, using investment dealers and proxy solicitation services firms selected by the Company (acceptable to Southern, acting reasonably) to solicit proxies in favor of the approval of the Company Resolutions and against any resolution submitted by any Company Securityholder that is inconsistent with the Company Resolutions;

(iii)         consult with Southern in fixing the date of the Company Meeting and the record date of the Company Meeting;

(iv)       promptly provide Southern with copies of or access to information regarding the Company Meeting generated by any transfer agent, dealer or proxy solicitation services firm, as reasonably requested from time to time by Southern;

(v)          promptly advise Southern, at such times as Southern may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Company Resolutions;

(vi)         give notice to Southern of the Company Meeting and allow Representatives of Southern to attend the Company Meeting;

(vii)       promptly advise Southern of any material communication (written or oral) from any Person in opposition to the Arrangement, written notice of dissent or purported exercise or withdrawal of dissent rights by the Company Shareholders, and provide Southern with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings involving such Person;

(viii)      not pay, settle or compromise or agree to any payment, settlement or compromise any claims regarding the Transactions or claims for dissent rights without the prior written consent of Southern (such consent not to be unreasonably withheld, conditioned or delayed);

(ix)       not, without the prior written consent of Southern (such consent not to be unreasonably withheld, conditioned or delayed), waive the deadline for the submission of proxies by Company Shareholders for the Company Meeting;

(x)         not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by applicable Law or the Court or with the prior written consent of Southern (such consent not to be unreasonably withheld, conditioned or delayed);

(xi)        at the request of Southern from time to time, provide Southern with a list (in both written and electronic form) of (i) the Company Shareholders entitled to vote at the Company Meeting, together with their addresses and respective holdings of Company Shares, (ii) the names, addresses and holdings of all Persons having rights issued by Company to acquire Company Shares (including holders of convertible securities of the Company), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares, as applicable; and

(xii)        if the Company Meeting is to be held during a Matching Period, at the request of Southern, adjourn or postpone the Company Meeting to a date specified by Southern that is not later than fifteen (15) Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five (5) Business Days prior to the Outside Date.

2.3          The Company Circular

(a)         The Company will: (i) subject to Southern’s compliance with Section 2.3(d), prepare and complete, in consultation with Southern, the Company Circular, together with any other documents required by Law in connection with the Company Meeting; and (ii) cause the Company Circular, and such other documents as may be required by Law or the rules of Nasdaq, respectively, to be filed with or furnished to the Securities Authorities, Nasdaq, and disseminated to each Company Shareholder and other Person that is required by Law or otherwise to receive a copy thereof.

(b)        The Company will ensure that, as of the date of the Company Circular, the Company Circular complies in all material respects with applicable Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished in writing by Southern for inclusion in the Company Circular) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Company Fairness Opinion; (ii) a statement that the Company Board has received the Company Fairness Opinion; (iii) a statement that the Company Board has unanimously, after consultation with its legal and financial advisors, determined (A) that the Transactions are fair, from a financial point of view, to the Company Shareholders; (b) that the Transactions are in the best interests of Company; and (C) the Company Board unanimously recommends that Company Shareholders entitled to vote thereon vote in favor of the Company Resolutions  (collectively, the “Company Board Recommendation”); and (iv) a statement that each of the Core Company Securityholders and the Southern Shareholders as of the date of this Agreement intends to vote all of such Person’s Company Shares in favor of the Company Resolutions subject to the terms of the Company Support & Lock-Up Agreements and the Southern Support & Lock-Up Agreements.

(c)       The Company will allow Southern, and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents prior to filing the Company Circular with applicable Securities Authorities or Governmental Authorities and mailing the Company Circular to the Company Shareholders, and will incorporate therein all reasonable comments made by Southern and its legal counsel. The Company agrees that all information relating solely to Southern that is furnished in writing by or on behalf of Southern for inclusion in the Company Circular or other related documents must be in a form and content satisfactory to Southern, acting reasonably. The Company shall provide Southern with a final copy of the Company Circular prior to mailing to the applicable Company Shareholders. The Company shall notify Southern promptly of any request from any Security Authority or any other Governmental Authority relating to the Company Circular and shall promptly make available to Southern copies of all documents, correspondence and summary of discussions between it or any of its Representatives, on the one hand, and any Securities Authority or other Governmental Authority, on the other hand, with respect to the Company Circular. The Company shall respond as promptly as reasonably practicable to any correspondence with respect to the Company Circular or the Company Meeting from any Securities Authority or the staff of a Securities Authority, and shall give Southern and its legal counsel a reasonable opportunity to review and comment on any such response prior to submitting it to any Securities Authority or the staff of a Securities Authority, and shall give reasonable consideration to any comments made thereon by Southern and its legal counsel.

(d)         Southern will provide to the Company in writing all information concerning Southern reasonably requested by the Company and required by Law (as may be modified by any exemptive relief granted by the Securities Authorities) to be included by the Company in the Company Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. The Parties will also cooperate in the preparation of all other information that may concern both Southern and the Company as reasonably requested by the Company and required by Law (including pro forma financial statements and any required reconciliations or adjustments, as applicable). The Company and Southern shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(e)        The Company and Southern will promptly notify each other if any of them becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and the Company will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Company Circular was sent and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Authority as required.

ARTICLE III

THE MERGER

3.1          Implementation of the Merger

(a)         Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, Southern and Merger SubCo shall file with the Louisiana Secretary of State and Delaware Secretary of State the Articles of Merger, executed in accordance with the relevant provisions of the NRS. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Louisiana Secretary of State, or at such later time permitted under the LCBA and DGCL as Southern and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”). This Agreement shall constitute the plan of merger contemplated by Section 1-1105 of the LBCA and the other relevant provisions of the DGCL and LBCA.

(b)         At the Effective Time, the Merger will have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of the LCBA and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(i)            Merger SubCo shall be merged with and into Southern. As a result of the Merger, the separate corporate existence of Merger SubCo shall cease and Southern shall continue as the Surviving Corporation.

(ii)        All the property, rights, privileges, agreements, immunities, powers, franchises, licenses and authority of Southern and Merger SubCo shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Southern and Merger SubCo shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(iii)        By virtue of the Merger and as set forth in and in accordance with this Agreement and the Articles of Merger, the Southern Shares issued and outstanding immediately prior to the Effective Time shall be cancelled, as applicable, and/or otherwise exchanged for the right to receive securities of the Company in accordance with Section 1.3, subject to Section 1.4.

3.2       Charter Documents of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of Southern, each as in effect immediately prior to the Effective Time,  shall be amended and restated to be in substantially the form of the certificate of incorporation and bylaws, respectively, of Merger SubCo, each as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be amended to a name mutually acceptable to the Company and Southern. The Surviving Corporation shall continue as a corporation organized under, and governed by, the DGCL, and such amended and restated certificate of incorporation and bylaws shall thereafter be the certificate of incorporation and bylaws of the Surviving Corporation until further amended in accordance with their respective terms and as provided by applicable Law.

3.3        Directors and Officers of Surviving Corporation. The directors of Merger SubCo immediately prior to the Effective Time, or such other individuals identified by Southern and the Company prior to the Effective Time, shall be the directors of the Surviving Corporation until their respective successors are duly appointed or elected and qualified, or until their earlier death, resignation or removal. The officers of Merger SubCo immediately prior to the Effective Time, or such other individuals identified by Southern and the Company prior to the Effective Time, shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

3.4         Registration Statement.

(a)         As promptly as practicable after the execution of this Agreement, (i) the Company and Southern shall prepare a registration statement on Form S-4 or other appropriate form in connection with the issuance of the Post-Domestication Company Common Shares in the Merger (including any amendments or supplements thereto) (the “Registration Statement”); and (ii) the Company shall cause the Registration Statement and such other documents to be filed or furnished with the Securities Authorities and Nasdaq, as applicable and required by Law and the rules of the Nasdaq, respectively, and disseminated to each Company Shareholder and Southern Shareholder and other Person as required by Law; provided, that the Company shall not file the Registration Statement or any amendment or supplement thereto with the Securities Authorities or Nasdaq without the prior written consent of Southern (such consent not to be unreasonably withheld, conditioned or delayed).

(b)         The Company, and Southern each shall use their reasonable best efforts to ensure that, as of the date of the Registration Statement, the Registration Statement complies in all material respects with Law and does not contain any Misrepresentation.

(c)         Each of the Company and Southern shall furnish all information concerning it as may reasonably be requested by the other Party or that is required for the Registration Statement or the Resale Registration Statement in connection with such actions and the preparation of the Registration Statement or the Resale Registration Statement, as applicable.

(d)         The Company and Southern shall use commercially reasonable efforts to have the Registration Statement declared effective under U.S. securities Laws as promptly as practicable after such filing. The Company shall promptly notify Southern of (i) the receipt of all comments of the SEC with respect to the Registration Statement and of any request by the SEC for any amendment or supplement thereto or for additional information, (ii) the time when the Registration Statement has become effective, and (iii) the issuance of any stop order. Without limiting the generality of the undertakings pursuant to this Section 3.4, the Company will (i) promptly provide to Southern copies of all correspondence between the Company and the SEC with respect to the Registration Statement, (ii) provide Southern and its legal counsel a reasonable opportunity to review the Company’s proposed response to such SEC comments and incorporate therein all reasonable comments made by Southern and its legal counsel, and (iii) provide Southern and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Registration Statement). The Company and Southern shall each use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Registration Statement and file any amendment or supplement to the Registration Statement in response to the comments of the SEC, provided that any such response to the comments of the SEC and any such amendment or supplement filed in response to the comments of the SEC shall be mutually agreed upon by Southern and the Company (such agreement not to be unreasonably withheld, conditioned or delayed).

3.5        Intended US Tax Treatment. The Merger is intended to be treated as a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and that each of the Company, Merger SubCo and Southern be a “party to the reorganization” within the meaning of Section 368(b) (the “Intended US Tax Treatment”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SOUTHERN

Except as set forth in the disclosure schedules delivered by Southern to the Company on the date hereof (the “Southern Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Southern represents and warrants to the other Parties that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

4.1        Organization and Standing. Southern is a corporation duly organized, validly existing and in good standing under the laws of the state of the State of Louisiana, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Southern is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on Southern or (ii) a material adverse effect on the ability of Southern to enter into this Agreement or to consummate the Transactions (clause (i) or (ii), a “Southern Material Adverse Effect”). Southern has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. Southern is not in violation of any provision of its Organizational Documents in any material respect. Southern is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.2         Authorization; Binding Agreement.

(a)       Southern has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Southern’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which Southern is or is required to be a party and the consummation of the Transactions (i) have been duly and validly authorized by the Southern Board and, where applicable, the Southern Shareholders, in accordance with Southern’s Organizational Documents, any applicable Law or any Contract to which Southern or the Southern Shareholders are a party or by which it or their securities are bound, and (ii) no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Southern are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions.

(b)         Southern’s Board has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (i) determined that this Agreement, the Merger and the other Transactions are advisable, fair to, and in the best interests of, the Southern Shareholders, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement and in accordance with applicable Law. The Southern Shareholders as of the date of this Agreement has approved this Agreement, the Ancillary Documents and the Transactions, including the Merger, in accordance with applicable Law and on the terms and subject to the conditions of this Agreement. No additional approval or vote of any holders of voting or other equity interests of Southern would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Transactions.

(c)         This Agreement has been, and each Ancillary Document to which Southern is a party shall be, when delivered, duly and validly executed and delivered by Southern and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Southern, enforceable against Southern in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3        Governmental Approvals. No Consent of or with any Governmental Authority on the part of Southern is required to be obtained or made in connection with the execution, delivery or performance by Southern of this Agreement and each Ancillary Document to which it is a party or the consummation by Southern of the Transactions, other than (a) such filings and approvals as are expressly contemplated by this Agreement, including the filing of the Articles of Merger and filings necessary for the Required Regulatory Approvals, (b) any filings required with SEC, Nasdaq, and other applicable Canadian securities regulatory authorities with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities laws, and the rules and regulations thereunder, (d) a post-closing notification pursuant to the Investment Canada Act, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Southern Material Adverse Effect.

4.4        Non-Contravention. The execution and delivery by Southern of this Agreement and each Ancillary Document to which it is a party, the consummation by Southern of the transactions contemplated hereby and thereby, and compliance by Southern with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of Southern’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to Southern, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to Southern, , or any of its properties or assets, except for violations which would not prevent or delay the consummation of the Transactions, or (d) (i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Southern under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person, or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Southern Material Contract, except, in each case, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to have a Southern Material Adverse Effect.

4.5         Capitalization.

(a)         Southern is authorized to issue up to 100,000,000 shares of capital stock, consisting of 100,000,000 Southern Shares. The issued and outstanding Southern Shares as of the date of this Agreement are set forth on Section 4.5(a) of the Southern Disclosure Schedules. All outstanding Southern Shares are duly authorized, are fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which Southern is a party or by which it or its securities are bound. Southern does not hold any shares or other equity interests of another company in its treasury. None of the outstanding Southern Shares have been issued in violation of any applicable securities Law.

(b)         Except as set forth in the Southern Support & Lock-Up Agreement, there are no outstanding or authorized options, warrants, puts, calls, restricted stock, restricted stock units, phantom stock, profit participation rights, equity appreciation rights, phantom equity rights, other equity or equity‑based awards or other similar rights with respect to the Company.

(c)         As of the date hereof, there are no other equity or voting interests in, or any Southern Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, restricted stock, restricted stock units, phantom stock, stock appreciation, profit participation, conversion rights or similar equity or equity-based rights, interests, agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Southern or, to the Knowledge of Southern, any of its shareholders is a party or bound relating to any equity securities of Southern, whether or not outstanding.

(d)         There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Southern’s equity interests. There are no outstanding contractual obligations of Southern to repurchase, redeem or otherwise acquire any equity interests or securities of Southern, nor has Southern granted any registration rights to any Person with respect to Southern’s equity securities. All of the Southern Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws

(e)       No equity interests of Southern are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of Southern accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Transactions.

 (f)        Except as disclosed in the Southern Financial Statements, Southern has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of Southern, and the Southern Board has not authorized any of the foregoing.

4.6          Subsidiaries.

 (a)         As of the date of this Agreement, Southern does not have any Subsidiaries.

 (b)        As of the date of this Agreement, Southern is not a participant in any joint venture, partnership or similar arrangement.

 (c)        There are no outstanding contractual obligations of Southern to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7          Financials.

 (a)       The Southern Financial Statements, as and when delivered pursuant to Section 7.18, will present fairly, in all material respects, the financial condition, assets and liabilities of Southern as of such dates and the results of operations of Southern for such periods set forth therein in accordance with Southern’s standard historical accounting principles, policies and practices and have been prepared on a consistent basis (throughout the periods covered thereby), and are consistent with the books and records of Southern.

 (b)        The Southern Financial Statements, when delivered to the Company, (i) shall have been prepared from the books and records of Southern; (ii) shall have been prepared in accordance with Southern’s standard historical accounting principles, policies and practices, applied on a consistent basis throughout the periods involved, subject to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of Southern as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

 (c)        The books of account and other financial records of Southern have been kept accurately in all material respects in the ordinary course of business, and the transactions entered therein represent bona fide transactions.

 (d)        Except as and to the extent reflected or reserved against in Southern Financial Statements or as incurred in connection with this Agreement, Southern has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with Southern’s standard historical accounting principles, policies and practices that are not adequately reflected or reserved on or provided for in Southern Financial Statements, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with Southern’s standard historical accounting principles, policies and practices that have been incurred since the Latest Balance Sheet Date in the ordinary course of business, (ii) Liabilities that are not, individually or in the aggregate, material in amount or (iii) Liabilities incurred in connection with or as permitted by this Agreement, the Ancillary Documents or the Transactions. All debts and Liabilities, fixed or contingent, which should be included in accordance with Southern’s standard historical accounting principles, policies and practices on a balance sheet are included in all material respects in the Southern Financial Statements as of the date of such Southern Financial Statements. Southern has no off-balance sheet arrangements.

 (e)         Since its incorporation, Southern has not conducted any business activities other than activities directed toward the development of the Plant.

 4.8       Absence of Certain Changes. Since the Latest Balance Sheet Date, (a) Southern has conducted its business in the ordinary course and consistent with past practice in all material respects and (b) Southern has not taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of the Company pursuant to Section 7.3.

4.9         Compliance with Laws. Southern is not, and since its incorporation has never been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws. Since its formation, Southern (i) has not received any written or, to the Knowledge of Southern, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its respective properties, assets, employees or other individual service providers (solely in such individuals’ capacity as service providers to Southern), business, products or operations are or were bound or affected, (ii) has been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of Southern to comply with any applicable Law, (iii) has had claims filed against it with any Governmental Authority alleging any failure by Southern to comply with applicable Law and (iv) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to Southern.

4.10        Southern Permits Southern holds all material licenses and Permits necessary to lawfully own, lease and conduct in all material respects their respective business as presently conducted and to own, lease and operate their respective assets and properties (collectively, the “Southern Permits”). All the Southern Permits are in full force and effect and not subject to, or, to the Knowledge of Southern, threatened to be subject to, any revocation or modification Proceeding, or any suspension or termination, as a result of, or in connection with, the consummation of the Transactions, and Southern is conducting business in compliance in all material respects with the Southern Permits. Southern is not in violation in any material respect of the terms of the Southern Permits, and no Proceeding is pending or, to the Knowledge of Southern, threatened, to suspend, revoke, withdraw, modify or limit any such Southern Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of Southern, as applicable, to use such Southern Permit or conduct its business, as applicable.

4.11        Carbon Credits. Southern has not, as of the date hereof, created any security interest or encumbrance in any Carbon Credits that are presently owned, or in the future will be owned, by Southern, in favor of any third party.

4.12       Litigation. Since Southern’s incorporation, there have been, and there are, no Actions or Orders of any nature currently pending or, to Southern’s Knowledge, threatened against Southern, and no such Action or Order has been brought against Southern, or any of its current or former directors, officers or securityholders, business, equity securities, or assets, or employees or other individual service providers in their capacities as such that would, individually or in the aggregate, be material to Southern.

4.13        Material Contracts.

 (a)        Section 4.13(a) of the Southern Disclosure Schedules sets forth a true, correct and complete list of the Southern Material Contracts, as of the date hereof, a true, correct and complete copy (including written summaries of oral Contracts) of which, in each case, has been made available to the Company. For purposes of this Agreement, “Southern Material Contract” means any contract, together with each Southern Benefit Plan that is a Contract, to which Southern is a party or by which Southern or any of its properties or assets are bound or affected that:

(i)           contains covenants that limit or restrict the ability of Southern (A) to compete in any line of business or with any Person or in any geographic area or to sell, receive or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or similar provision with respect to any Person or (B) to purchase or acquire an interest in any other Person;

(ii)          involves any joint venture, partnership or similar agreement;

(iii)       relates to the voting or control of the equity interests of Southern or the election of directors of Southern (other than the Organizational Documents of Southern);

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of Southern having an outstanding principal amount in excess of $50,000;

(v)          involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or shares or other equity interests of Southern or another Person;

(vi)         relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Southern, its business or material assets;

(vii)        by its terms, individually or with all related Contracts, is reasonably expected to call for aggregate payments or receipts by Southern or any of its Subsidiaries under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate;

(viii)       is any carbon streaming agreement;

(ix)         is any strategic partnership agreement;

(x)           is with (A) any Governmental Authority or (B) any Related Person;

(xi)       is a settlement, conciliation or similar agreement pursuant to which the Southern will have any material outstanding obligation after the date of this Agreement;

(xii)        provides for any severance, retention, transaction or change in control bonus or equity, equity-based or phantom equity arrangement;

(xiii)       obligates Southern to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $100,000;

(xiv)      provides for the employment or engagement of any director, officer, employee or individual service provider, excluding offer letters providing for at-will employment that can be terminated without any post-termination Liabilities;

(xv)         is a Labor Agreement;

(xvi)       obligates Southern to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xvii)      (A) entered into with any third-party broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising partner or service provider and (B) are material to the business of Southern;

(xviii)     provides for any guaranty, direct or indirect, of any obligation of a third party (other than Southern);

(xix)       constitutes a lease or master lease of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;

(xx)        constitutes any contract providing for (A) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of Southern or (B) any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Southern;

(xxi)     establishes any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(xxii)      constitutes any Contract that obligates Southern to make any loans, advances or capital contributions to, or investments in, any Person other than any loan or capital contribution to, or investment in, (A) Southern, (B) any Person (other than an officer, director or employee of Southern) that is less than $1,000,000 to such Person or (C) any officer, director or employee of Southern that is less than $50,000 to such person;

(xxiii)     constitutes any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xxiv)     constitutes any Southern IP Agreements (other than agreements for Off-the-Shelf Software);

(xxv)       provides any third party a power of attorney;

(xxvi)    relates to the future disposition or acquisition by Southern of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for any agreement related to the Transactions; or

(xxvii)    involves the payment of any earnout or similar contingent payment on or after the date of this Agreement.

 (b)        With respect to the Southern Material Contracts: (i) each Southern Material Contract is valid and binding and enforceable in all respects against Southern and, to the Knowledge of Southern, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of the Southern Material Contracts; (iii) neither Southern is in breach or default in any material respect, and to the Knowledge of Southern, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by Southern, or permit termination or acceleration by the other party thereto, under such Southern Material Contract; (iv) to the Knowledge of Southern, no other party to such Southern Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by Southern, under such Southern Material Contract; (v) Southern has not received neither written nor, to Southern’s Knowledge, oral notice of an intention by any party to any such Southern Material Contract that provides for a continuing obligation by any party thereto to terminate such Southern Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to adversely affect Southern in any material respect; and (vi) Southern has not waived any of its respective material rights under any such Southern Material Contract.

4.14        Intellectual Property.

 (a)       Section 4.14(a) of the Southern Disclosure Schedules sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by Southern or otherwise used or held for use by Southern in which Southern is the owner, applicant or assignee (“Southern Registered IP”); and (ii) all material unregistered Intellectual Property, including proprietary Software, owned or purported to be owned by Southern (for material Trade Secrets, only a general description shall be disclosed).

 (b)        Section 4.14(b) of the Southern Disclosure Schedules sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Southern IP Licenses”) (other than Off-the-Shelf Licenses, which are not required to be listed, although such licenses are “Southern IP Licenses” as that term is used herein), under which Southern is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person that is (i) incorporated into, or used in the authorship, invention, development, delivery, hosting or distribution of, the Southern Products; or (ii) used or held for use by Southern in the conduct of its business.

 (c)        Southern either owns or has valid and enforceable rights under a Southern IP License to use all Intellectual Property that is necessary and sufficient for, or used or held for use by Southern in, the conduct of its business, in each case free and clear of any Liens (other than Permitted Liens). All of the Southern Registered IP is in full force and effect, subsisting, valid and enforceable. Southern (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. Southern has not dedicated to the public or otherwise allowed to fall into the public domain any material Owned IP.

 (d)      Southern has provided the Company and its Subsidiaries with true and complete copies of all material Southern IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither Southern nor, to the Knowledge of Southern, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Southern IP Agreement. Southern has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Southern whereby such employee or independent contractor (i) acknowledges Southern’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Southern; (ii) grants to Southern a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record and perfect Southern’s ownership interest in the Southern Registered IP have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, Southern’s right to own or use any Intellectual Property.

 (e)        The Southern IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate Southern as presently conducted.

 (f)        No Action is pending or, to Southern’s Knowledge, threatened against Southern that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Southern, nor, to the Knowledge of Southern, is there any reasonable basis for any such Action. Since incorporation, Southern has not received any written or, to the Knowledge of Southern, notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of Southern, nor to the Knowledge of Southern is there any reasonable basis therefor. There are no Orders to which Southern is a party or its otherwise bound that (i) restrict the rights of Southern to use, transfer, license or enforce any Intellectual Property owned by Southern, (ii) restrict the conduct of the business of Southern in order to accommodate a third Person’s Intellectual Property or (iii) grant any third Person any right with respect to any Intellectual Property owned by Southern. Southern is not currently infringing, or has, since incorporation, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by Southern or, to the Knowledge of Southern, otherwise in connection with the conduct of the businesses of Southern. To Southern’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to or otherwise used or held for use by Southern.

 (g)         No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP.

 (h)

(i)           Southern has taken steps consistent with generally accepted industry standards, and in any event no less than all commercially reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP.

(ii)         Southern has not authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement.

(iii)        There has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

 (i)      Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any Southern IP Agreement; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. Southern will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as Southern enjoyed immediately prior to the Closing.

 (j)       The Source Code for Software within the Owned IP and the Source Code for Software included in all Southern Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and Southern does not have any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.

 (k)        Southern has not (i) used any Open Source Software in such a way that (A) obligates Southern to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any Southern Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.

 (l)         The Southern Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the Southern Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

 (m)     Southern owns or has a valid license in all of the Southern Systems necessary to operate the business of Southern as currently conducted. Southern has taken commercially reasonable measures to protect and maintain the security of the Southern Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The Southern Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the business of Southern as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since Southern’s incorporation; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, license seats, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the business of Southern after the Closing in substantially the same manner as conducted in the twelve (12) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the business of Southern as currently conducted.

4.15       Taxes and Returns.

 (a)         Southern has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Southern Financial Statements have been established in accordance with Southern’s standard historical accounting principles, policies and practices. Southern has complied in all material respects with all applicable Laws relating to Taxes.

 (b)        There is no Action currently pending or threatened in writing against Southern by a Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

 (c)        There are no claims, assessments, audits, examinations, investigations or other Actions pending against Southern in respect of any Tax, and Southern has not been notified in writing of any proposed Tax claims or assessments against Southern (other than, in each case, claims or assessments for which adequate reserves in the Southern Financial Statements have been established in accordance with Southern’s standard historical accounting principles, policies and practices or are immaterial in amount).

 (d)       Southern does not have any liability for Taxes of any other Person (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law.

 (e)         There are no Liens with respect to any Taxes upon any of Southern’s assets, other than Liens described in clause (a) of the definition of Permitted Liens.

 (f)       Southern has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

 (g)        Southern has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Southern for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

 (h)        Southern has not made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

 (i)        Southern is not, nor has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law.

 (j)        Southern has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

 (k)        Southern is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes and, through the date of this Agreement, is a Tax resident only in its jurisdiction of formation.

 (l)        Southern has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended US Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

4.16      Real Property. The leases set forth on Section 4.16(a) of the Southern Disclosure Schedule (the “Southern Leases”) are the only Contracts pursuant to which Southern leases any real property. Southern is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the Southern Leases, copies of which have been provided to the Company. Each Southern Lease is in good standing, creates a good and valid leasehold estate in the leased properties thereby demised and is in full force and effect without amendment, except as set forth on Section 4.16(a) of the Southern Disclosure Schedules. With respect to each Southern Lease, (a) such Southern Lease (or a notice in respect of such Southern Lease) has been properly registered in the appropriate land registry office, (b) all rents and additional rents have been paid, (c) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (d) there exists no event of default or event, occurrence, condition or act (including the purchase of the Southern Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under such Southern Lease and (e) to the knowledge of Southern, all of the covenants to be performed by any other party under such Southern Lease have been fully performed.

 (b)        Each of the leased properties is adequate and suitable for the purposes for which it is presently being used and Southern has adequate rights of ingress and egress into each of the leased properties for the operation of the business in the ordinary course. Section 4.16(b) of the Southern Disclosure Schedules sets forth all of the Leases setting out, in respect of each Southern Lease, a description of the leased premises (by municipal address and proper legal description), the term of the Lease, the rental payments under such Southern Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment, change of control of Southern or amalgamation.

4.17      Personal Property. Each item of Personal Property that is currently owned, used or leased by Southern with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Section 4.17 of the Southern Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Southern Personal Property Leases”). Except as would not be material to the Southern, or as set forth in Section 4.17 of the Southern Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of Southern. The operation of Southern’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than Southern, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to Southern. The Southern Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of Southern or, to the Knowledge of Southern, any other party under any of the Southern Personal Property Leases, and Southern has not received notice of any such condition.

4.18       Title to and Sufficiency of Assets. Southern has good and marketable title to, or, in the case of leased or subleased assets, a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the Southern Financial Statements (collectively, the “Southern Assets”). The Southern Assets (including Intellectual Property rights and contractual rights) of Southern constitute all of the material assets, rights and properties that are used in the operation of the business of Southern as it is now conducted or that are used or held by Southern for use in the operation of the business of Southern.

4.19        Employee Matters.

 (a)        Southern is not party to, or bound by, any Labor Agreement, and has never been party to, or bound by, any such Contract. There are no unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, slowdowns, work stoppages, boycotts, picketing, handbilling, lockouts, or other material labor disputes, or to Southern’s Knowledge threat of any of the foregoing, or, to Southern’s Knowledge, union organizing activity or demand or petition for representation or certification, by or with respect to any of the employees of Southern, and no such activities or disputes have occurred (including any representation or certification proceedings brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority) since Southern’s incorporation. No employees of Southern are represented by any labor organization, labor or trade union, or works council with respect to their employment with Southern. Southern has not engaged in any unfair labor practices since its incorporation. With respect to the Transactions, Southern has satisfied in all material respects any pre-signing or, as of the Closing, pre-Closing notice, consultation or other obligations owed to its employees or their representatives under applicable Law or Labor Agreement.

(b)       Southern is and since its incorporation has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including Laws regarding terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, whistleblowing, disability, labor relations, worker classification, Tax withholding, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 and confirmation of visas), workers’ compensation, unemployment insurance, working conditions, equal opportunity, affirmative action, employee leave and other time off, COVID-19, and employee terminations (including plant closures and layoffs), and has not received written or, to the Knowledge of Southern, oral notice that there is any instance of noncompliance in any of the foregoing respects. Except as would not result in material liability to Southern, Southern (i) has since its incorporation correctly classified all current and former exempt and non-exempt employees, individual independent contractors, leased employees, and other non-employee service providers for all applicable purposes, (ii) is not liable for any past due arrears of wages, salaries, premiums, commissions, bonuses, severance, termination payments, fees, or other compensation due to current or former employees, independent contractors or other individual service providers of Southern since its incorporation or any fine, Tax, interest or penalty for failure or delinquency to pay the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment or workers’ compensation benefits, social security or other benefits, insurance, Taxes or obligations for employees, independent contractors or other individual service providers due since Southern’s incorporation (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to Southern’s Knowledge, threatened, and there have been no such Actions since Southern’s incorporation, by or against Southern brought by or against any applicant for employment, any current or former employee, consultant, independent contractor or other individual service provider, any Person alleging to be a current or former employee, contractor or individual service provider, or any Governmental Authority or any other Person relating to violations of labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment or engagement, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship. To Southern’s Knowledge, (A) no employee or individual service provider intends to terminate his or her employment with or services to Southern, and (B) no current or former employee or individual service provider is in any material respect in violation of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (I) owed to Southern or (II) owed to any third party with respect to such person’s right to be employed or engaged by Southern.

 (c)        Section 4.19(c) of Southern Disclosure Schedules sets forth a complete and accurate list of all employees and individual service providers of Southern, as of the date hereof, including each such individual’s (i) name, (ii) job title or services description, (iii) employing or engaging entity, (iv) work location, (v) compensation rate and method, (vi) hire or engagement date, (vii) status as exempt or non-exempt from overtime requirements (for employees), (viii) leave status and (ix) accrued vacation or paid time off.

 (d)        There has not at any time since Southern’s incorporation been any, and there is no pending or, to the Knowledge of Southern, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any Company employee, contractor, or other service provider (and, where required, Southern has taken corrective action in response to).

4.20        Benefit Plans.

 (a)         “Southern Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed by Southern or under which Southern has any liability or obligation (including any contingent liability or obligation).

 (b)        Set forth on Section 4.20(b) of the Southern Disclosure Schedules is a true and complete list of each material Southern Benefit Plan (other than any at-will offer letter that does not provide for equity-based or phantom equity awards, retention, change in control, severance or termination benefits and is on the standard form of offer letter set forth on Section 4.20(b) of the Southern Disclosure Schedules). With respect to each material Southern Benefit Plan, Southern has provided to Southern or its counsel true and complete copies, to the extent applicable, of (i) each writing constituting a part of such Southern Benefit Plan, including all plan documents and amendments thereto, or if not in writing, a summary of such Southern Benefit Plan, (ii) the most recent annual report (IRS Forms 5500 series), (iii) any related trust documents and the most recent summary plan description distributed to participants (and any summaries of material modifications thereto), and (iv) any non-routine correspondence with any Governmental Authority. Each Southern Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code timely received a current, favorable determination, advisory or opinion letter from the IRS, and, to the Southern’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Southern Benefit Plan.

(c)        No Southern Benefit Plan is, and Southern does not sponsor, maintain or contribute to (or have any obligation to contribute to), or have any liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Southern does not have any Liability on account of being considered a single employer under Section 414 of the Code with any other Person. No Southern Benefit Plan provides, and Southern does not have any obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage.

(d)        With respect to each Southern Benefit Plan: (i) such Southern Benefit Plan is and has at all times been operated, maintained, funded and administered in all material respects in accordance with its terms, and applicable Laws; (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty; (iii) no Action is pending, or to Southern’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, distributions, reimbursements and premiums due through the Closing Date have been timely made and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued on the Southern Financial Statements. Southern has not incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(e)       Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment or benefit, or increase in the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of Southern; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of Southern; (iii) except as required under the terms of this Agreement or by applicable Law, restrict the ability of Southern to merge, amend or terminate any material Southern Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No person is entitled to receive, and Southern does not have any current or contingent obligation to provide, any payment (including any tax gross-up or other payment), indemnification, reimbursement or otherwise be made whole from Southern as a result of the imposition of any excise taxes required by any applicable Laws, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(f)        Each Southern Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

4.21        Environmental Matters.

 (a)       Southern has, since incorporation have been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required under Environmental Laws for the operation of its business and the occupation of its properties and facilities.

 (b)      Southern has not received any Order, notice or written report from any Governmental Authority regarding any actual or alleged material violation of, or material Liability under, Environmental Laws.

 (c)        Southern has not treated, stored, arranged for or permitted the disposal of, transported, handled, distributed, exposed any person to or Released Hazardous Materials, including on any property owned, or operated on, by Southern and no such property owned or operated on by Southern is contaminated by Hazardous Materials, in each case so as to give rise to any Environmental Liabilities of Southern.

 (d)       Southern is not party to any Contract pursuant to which Southern provided an indemnity with respect to, or has otherwise become subject to (either by Contract or operation of Law), any Environmental Liability of any other Person under Environmental Laws or relating to Hazardous Materials.

 (e)       Southern has provided to the Company all environmental audits, assessments and reports and other material environmental, health or safety documents relating to Southern’s past or current properties, facilities or operations on Southern’s properties and facilities that are in Southern’s possession or, to the Knowledge of Southern, under its reasonable control.

4.22      Related Person Transactions. Except as set forth on Section 4.22 of the Southern Disclosure Schedules, neither Southern nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Southern Related Person”) is presently, or since Southern’s incorporation, has been, a party to any transaction with Southern, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Southern), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Southern in the ordinary course of business consistent with past practice) any Southern Related Person or any Person in which any Southern Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Southern Related Person has any direct or indirect interest..

4.23        Insurance.

 (a)       A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Southern, as of the date hereof, relating to Southern or its business, properties, assets, directors, officers and employees, copies of which have previously been made available to the Company is set forth on Section 4.23(a) of the Southern Disclosure Schedules. All premiums due and payable under all such insurance policies have been timely paid and Southern is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Southern does not have any self-insurance or co-insurance programs. Since the date of Southern’s incorporation, Southern has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

 (b)        Southern has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Southern. To the Knowledge of Southern, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Since incorporation, Southern has not made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

4.24       Books and Records. All of the financial books and records of Southern are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.25         Certain Business Practices.

 (a)        Neither Southern nor any of its respective officers, directors, employees or other individual service providers, nor to the Knowledge of Southern, any agent or other third party representative acting on behalf of Southern, (a) is currently, or has been since incorporation: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Trade Controls; or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

 (b)        Southern has not received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

 (c)         Southern is not a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.

4.26        Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

 (a)       Southern, and to the Knowledge of Southern, its officers, directors, employees, agents, subcontractors, vendors and other individual service providers to whom Southern has given access to Personal Data, are and have been at all times, in compliance in all material respects with (i) all applicable Privacy Laws, (ii) Southern’s privacy policies, (iii) all industry and self-regulatory standards governing Personal Data, privacy, data security, and data protection to which Southern is bound or to which it purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard), and (iv) Southern’s contractual obligations concerning Personal Data, privacy, data protection, cybersecurity, data security and the security of Southern’s information technology systems, and neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in any violation of the foregoing clauses (i)–(iv) in any material respect;

 (b)        To the Knowledge of Southern, Southern has not experienced any material loss, damage or unauthorized access, use, disclosure, modification or breach of security of Personal Data maintained by or on behalf of Southern (including, to the Knowledge of Southern, by any agent, subcontractor or vendor of Southern); and

 (c)        To the Knowledge of Southern, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by Southern; and (ii) Southern has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification or breach of security, of Personal Data maintained by or on behalf of Southern (including by any agent, subcontractor or vendor of Southern).

4.27      Investment Company Act. Southern is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28       Finders and Brokers. Except as set forth on Section 4.28 of the Southern Disclosure Schedules, Southern does not have any Liability in connection with this Agreement or the Ancillary Documents, or the Transactions, that would result in the obligation of Southern, or any of its Affiliates, to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

4.29        Independent Investigation. Southern has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Southern acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Ancillary Documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Merger SubCo set forth in Article V and the Company set forth in Article VI of this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Southern by the Company or Merger SubCo pursuant hereto; and (b) neither the Company nor any of its Representatives has made any representation or warranty, express or implied, as to the Company, Merger SubCo, this Agreement, the Transactions, or any information or materials regarding the foregoing furnished or made available to Southern, except as expressly set forth in Article V and Article VI of this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Southern by the Company or Merger SubCo pursuant hereto.

4.30        Information Supplied. None of the information supplied or to be supplied by Southern expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) the Company Circular and other mailings or other distributions to the Company Shareholders, Southern Shareholders or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, including on the Closing Date, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, other than in the case of the Registration Statement, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Southern expressly for inclusion or incorporation by reference in any press release or filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Southern does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MERGER SUBCO

The Company hereby represents and warrants to Southern that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

5.1          Organization and Standing. Merger SubCo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and will have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger SubCo is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Merger SubCo to enter into this Agreement or consummate the Transactions (a “Merger SubCo Material Adverse Effect”). Merger SubCo is not in violation of any provision of its Organizational Documents in any material respect.

5.2         Authorization; Binding Agreement. Merger SubCo has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which Merger SubCo is a party and the consummation of the Transactions have been duly and validly authorized by the Merger SubCo Board and the Company (in its capacity as sole shareholder of Merger SubCo) in accordance with Merger SubCo’s Organizational Documents and applicable Law (c), no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Merger SubCo are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to Merger SubCo is a party shall be when delivered, duly and validly executed and delivered by Merger SubCo and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger SubCo, enforceable against Merger SubCo in accordance with its terms, subject to the Enforceability Exceptions.

5.3       Governmental Approvals. No Consent of or with any Governmental Authority on the part of Merger SubCo is required to be obtained or made in connection with the execution, delivery or performance by Merger SubCo of this Agreement and each Ancillary Document to which it is a party or the consummation by Merger SubCo of the Transactions, other than (a) such filings as are contemplated by this Agreement, including those necessary for the Required Regulatory Approvals, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder,  and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Merger SubCo Material Adverse Effect.

5.4         Non-Contravention. The execution and delivery by Merger SubCo of this Agreement and each Ancillary Document to which it is a party, the consummation by Merger SubCo of the Transactions, and compliance by Merger SubCo with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of Merger SubCo’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any respect any Law, Order or Consent applicable to Merger SubCo, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the Transactions or (c) (i) violate, conflict with or result in a material breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make payments or provide compensation under, or (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Merger SubCo under, any of the terms, conditions or provisions of any Contract to which Merger SubCo is a party or by which Merger SubCo or any of its assets may be bound, except in each case which would not, individually or in the aggregate, reasonably be expected to have a Merger SubCo Material Adverse Effect.

5.5          Capitalization.

(a)         Prior to giving effect to the Merger, Merger SubCo is authorized to issue up to 1,000 shares of common shares, par value $0.0001, of which one common share is issued and outstanding in the name of the Company. Prior to giving effect to the Transactions, Merger SubCo has never had any Subsidiaries or owned any equity interests in any other Person.

(b)         Except as set forth in its Organizational Documents, Merger SubCo (i) has no obligation to issue, sell or transfer any equity securities of Merger SubCo, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Merger SubCo, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Merger SubCo that relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Merger SubCo or equity interests of Merger SubCo) with the owner or holder Merger SubCo on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than in connection with the Transactions) in, any other Person.

5.6          Merger SubCo Activities.

 (a)        Since incorporation, Merger SubCo has not engaged in any business activities other than as contemplated by this Agreement and activities incident to the preservation of its existence, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger.

(b)         Merger SubCo was formed solely for the purpose of effecting the Transactions.

(c)       Other than this Agreement and the Ancillary Documents to which it is a party, Merger SubCo is not party to or bound by any Contract or any agreement or understanding whereby it would have material interests, rights, obligations or Liabilities with respect to another transaction that is, or would reasonably be interpreted as constituting, a merger, business combination or other similar transaction. Except for the Transactions, Merger SubCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

5.7         Compliance with Laws. Merger SubCo is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Merger SubCo has not, since the date of its formation, received any written or oral notice of, or, to its knowledge, is not under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

5.8         Actions; Orders. There is no material Action pending or, to the knowledge of Merger SubCo, threatened against or affecting Merger SubCo, and there is no Action that Merger SubCo has pending against any other Person. Merger SubCo is not subject to any Orders of any Governmental Authority, nor, to the knowledge of Merger SubCo, are any such Orders pending.

5.9         Transactions with Related Parties. There are no transactions, Contracts or understandings between Merger SubCo, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Merger SubCo, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Merger SubCo outstanding capital stock as of the date hereof, on the other hand.

5.10       Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Merger SubCo or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Merger SubCo.

5.11       Investment Company Act. Merger SubCo is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meanings of the Investment Company Act.

5.12       Taxes. Merger SubCo has not taken or agreed to take any action, and does intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended US Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

5.13       Independent Investigation. Merger SubCo has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Southern and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Southern for such purpose. Merger SubCo acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Ancillary Documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Southern set forth in Article VI of this Agreement (including the related portions of Southern Disclosure Schedules); and (b) neither Southern nor any of its Representatives have made any representation or warranty as to Southern, this Agreement, the Transactions, or any information or materials regarding the foregoing furnished or made available to Merger SubCo, except as expressly set forth Article VI of this Agreement (including the related portions of Southern Disclosure Schedules).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Except as set forth in (a) the disclosure schedules delivered by the Company to Southern on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer or (b) as disclosed in the Company SEC Documents publicly filed or furnished prior to the date of this Agreement and after November 6, 2024 (other than disclosures in the “Risk Factors” section of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings, in each case, to the extent such disclosures are predictive, cautionary or forward-looking in nature) to the extent the relevance of such disclosure as an exception to (or disclosure for the purpose of) a representation or warranty is reasonably apparent, the Company hereby represents and warrants to Southern that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

6.1         Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta, and has the requisite corporate power and capacity to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on the Company or (ii) a material adverse effect on the ability of the Company to enter into this Agreement or consummate the Transactions  (clause (i) or (ii), a “Company Material Adverse Effect”). The Company has heretofore made available (including via the Company SEC Documents) to the Parties accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Company is not in violation of any provision of its Organizational Documents in any material respect. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

6.2          Authorization; Binding Agreement.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Domestication and the other Transactions, subject to the receipt of the Required Company Shareholder Approval and the Letter of Authorization. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions (i) have been duly and validly authorized by the Company Board and, where applicable, its shareholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (ii) no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions except for obtaining Required Company Shareholder Approval.

(b)        The Company Board has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement (i) determined that this Agreement, the Domestication, the Merger and the other Transactions are advisable, fair to, and in the best interests of, the Company Shareholders, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, including the Domestication, on the terms and subject to the conditions of this Agreement and in accordance with applicable Law and (iii) resolved to recommend that the Company Shareholders vote in favor of the Domestication. The Company Shareholders are the only Company Securityholders entitled to vote on the Company Resolutions.  Except for the Required Company Shareholder Approval, no additional approval or vote of any holders of voting or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Transactions.

(c)        This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3         Governmental Approvals. Except as described in Section 6.3 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement each Ancillary Document to which it is a party or the consummation by the Company of the Transactions, other than (a) such filings and approvals as expressly contemplated by this Agreement, including those necessary for the Required Regulatory Approvals, (b) any filings and approvals required with the SEC, Nasdaq, and other applicable Canadian securities regulatory authorities with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) a post-closing notification pursuant to the Investment Canada Act, (e) in connection with the Domestication and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

6.4        Non-Contravention. Except as otherwise described in Section 6.4 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions, and compliance by the Company with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Company’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Company or (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to the Company, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the Transactions, or (d)(i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract except, in each case, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

6.5          Capitalization.

(a)        As of the date hereof, the Company is authorized to issue an unlimited number of Pre-Domestication Company Common Shares, of which 3,841,642 are issued and outstanding as at the date hereof and an unlimited number of shares of preferred stock, issuance in series, of which none are issued and outstanding as of the date hereof.  All outstanding Company Shares are, or when issued in connection with the Domestication, shall be duly authorized, are fully paid and non‑assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares or other equity interests of another Company in its treasury. None of the outstanding Company Securities have been, and after the Domestication, will be issued in violation of any applicable securities Law.

(b)        Except as set forth on Section 6.5(b) of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, puts, calls, restricted stock, restricted stock units, phantom stock, profit participation rights, equity appreciation rights, phantom equity rights, other equity or equity‑based awards or other similar rights with respect to the Company other than the Company Equity Incentive Plan.

(c)         Section 6.5(c) of the Company Disclosure Schedules contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Company Warrant, (ii) the number of Company Shares underlying each such Company Warrant, (iii) the date on which each such Company Warrant was granted, (iv) the exercise price of each Company Warrant and (v) the expiration date of each Company Warrant.

(d)         Other than as set forth on Section 6.5(b), Section 6.5(c) and Section 6.5(d) of the Company Disclosure Schedules, as of the date hereof, there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, restricted stock, restricted stock units, phantom stock, stock appreciation, profit participation, conversion rights or similar equity or equity-based rights, interests, agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding.

(e)     Except with respect to the Company Support & Lock-Up Agreement, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Certificate of Incorporation or as expressly set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been, and after the Domestication, shall be granted, offered, sold and issued in compliance with all applicable securities Laws.

(f)          No equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Transactions.

(g)         Except as disclosed in the Company Financial Statements, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

6.6          Subsidiaries.

(a)         Section 6.6(a) of the Company Disclosure Schedules sets forth a true and complete list of the Subsidiaries of the Company, listing for each Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Section 6.6(a) of the Company Disclosure Schedules, all of the outstanding voting or other equity securities, as applicable, of each Subsidiary of the Company are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws) and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens).

(b)         Except as set forth on Section 6.6(b) of the Company Disclosure Schedules, there are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Subsidiary of the Company and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating any Subsidiary of the Company to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Subsidiary of the Company, including any security convertible or exercisable into equity securities of any Subsidiary of the Company. There are no Contracts to which any Subsidiary of the Company is a party that require such Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c)          The Company is not a participant in any joint venture, partnership or similar arrangement, except as set forth on Section 6.6(c) of the Company Disclosure Schedules.

(d)          There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.7          Financial Statements.

(a)         The Company SEC Documents reflect the comparative audited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2025 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditor (such financial statements, the “Company Financial Statements”).

(b)         Except as set forth on Section 6.7(b) of the Company Disclosure Schedules, the Company Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries or their respective predecessors; (ii) shall have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c)        The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in all material respects in the ordinary course of business, and the transactions entered therein represent bona fide transactions.

(d)         The Company and its Subsidiaries have devised and maintained a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of the Company and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Company Internal Controls”).

(e)          The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Company Internal Controls utilized by the Company or any of its Subsidiaries; (ii) any fraud that involves the Company’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the Company Internal Controls utilized by the Company or any of its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Company Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Company’s, or any of its Subsidiaries’, ability to record, process, summarize and report financial information.

(f)          Except as set forth on Section 6.7(f) of the Company Disclosure Schedules or to the extent reflected or reserved against in the Company Financial Statements or as incurred in connection with this Agreement, neither the Company nor any of its Subsidiaries has incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP with respect to the Company Financial Statements that are not adequately reflected or reserved on or provided for in the Company Financial Statements other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP, as applicable, that have been incurred since the Latest Balance Sheet Date in the ordinary course of business or (ii) Liabilities that are not, individually or in the aggregate, material in amount or (iii) Liabilities incurred in connection or as permitted by this Agreement, the Ancillary Documents or the Transactions. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the Company Financial Statements as of the date of such Company Financial Statements. The Company has no off-balance sheet arrangements.

6.8         Absence of Certain Changes. Except as set forth on Section 6.8 of the Company Disclosure Schedules, since the Latest Balance Sheet Date, (a) the Company and each of its Subsidiaries have conducted their respective business in the ordinary course and consistent with past practice in all material respects and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of Southern pursuant to Section 7.2.

6.9         Securities Laws. The Company is a “reporting issuer” under securities Laws in each of the provinces of Alberta, British Columbia and Ontario and is not in default under the securities Laws of such provinces. The issued and outstanding Company Shares are listed for trading on Nasdaq and are not listed for trading on any other securities exchange as a result of any application made by the Company. Except as set forth on Section 6.9 of the Company Disclosure Schedules, the Company is not in default of any material requirements of any securities Laws or the rules and policies of Nasdaq (including applicable continued listing requirements of such Company Shares and corporate governance rules), and the Company has not received any written deficiency notice from the Nasdaq relating to the continued listing requirements of such Company Shares.

6.10       Compliance with Laws and Carbon Standards. Except as set forth on Section 6.10 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is, and since its incorporation has ever been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws or applicable Carbon Standards. Since their respective formation, neither the Company nor any of its Subsidiaries, (i) has received any written or, to the Knowledge of the Company or any of its Subsidiaries, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its respective properties, assets, employees or other individual service providers (solely in such individuals’ capacity as service providers to the Company), business, products or operations are or were bound or affected, (ii) has been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company or any of its Subsidiaries to comply with any applicable Law, (iii) has had claims filed against it or any of its Subsidiaries with (A) any Governmental Authority alleging any failure by the Company or any of its Subsidiaries to comply with applicable Law or (B) any Registry alleging any failure with respect to the Carbon Credits transacted by the Company or any of its Subsidiaries to comply with applicable Carbon Standards, (iv) has not had its access or Registry Account suspended in respect of any relevant Registry and (v) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company or any of its Subsidiaries.

6.11       Company Permits and Registry Accounts. The Company and its Subsidiaries hold all material licenses and Permits necessary to lawfully own, lease and conduct in all material respects their respective business as presently conducted, including necessary Registry Accounts on any relevant Registry, and to own, lease and operate their respective assets and properties (collectively, the “Company Permits”). All the Company Permits and Registry Accounts are in full force and effect and not subject to, or, to the Knowledge of the Company, threatened to be subject to, any revocation or modification Proceeding, or any suspension or termination, as a result of, or in connection with, the consummation of the Transactions, and the Company and its Subsidiaries are conducting business in compliance in all material respects with the Company Permits, any Carbon Standard under which any of the Carbon Credits that are transacted by the Company or its Subsidiaries are certified, and the requirements of each relevant Registry. Neither the Company nor its Subsidiaries is in violation in any material respect of the terms of the Company Permits, and no Proceeding is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, to suspend, revoke, withdraw, modify or limit any such Company Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries, as applicable, to use such Company Permit or conduct its business, as applicable.

6.12       Carbon Credits. Neither the Company nor any of its Subsidiaries have, as of the date hereof, created any security interest or encumbrance in any Carbon Credits that are presently owned, or in the future will be owned, by the Company or such Subsidiary, in favor of any third party.

6.13       Litigation. Except as set forth on Section 6.13 of the Company Disclosure Schedules, since the Company’s incorporation, there have been, and there are, no Actions or Orders of any nature currently pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and no such Action or Order has been brought against the Company or any of its Subsidiaries, or any of their respective current or former directors, officers or securityholders, business, equity securities, or assets, or employees or other individual service providers in their capacities as such that would, individually or in the aggregate, be material to the Company or any of its Subsidiaries, taken as a whole.

6.14        Material Contracts.

(a)        Section 6.14(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Company Material Contracts, as of the date hereof, a true, correct and complete copy (including written summaries of oral Contracts) of which, in each case, has been made available to Southern. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, any of its Subsidiaries, or any of its properties or assets are bound or affected that:

(i)           contains covenants that limit or restrict the ability of the Company or any of its Subsidiaries (A) to compete in any line of business or with any Person or in any geographic area or to sell, receive or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or similar provision with respect to any Person or (B) to purchase or acquire an interest in any other Person;

(ii)          involves any joint venture, partnership or similar agreement;

(iii)        relates to the voting or control of the equity interests of the Company or any of its Subsidiaries or the election of directors of the Company or any of its Subsidiaries (other than the Organizational Documents of the Company and any of its Subsidiaries);

(iv)         evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $50,000;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or shares or other equity interests of the Company or another Person;

(vi)         relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)      by its terms, individually or with all related Contracts, is reasonably expected to call for aggregate payments or receipts by the Company or any of its Subsidiaries under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate;

(viii)       is any carbon streaming agreement;

(ix)         is any strategic partnership agreement;

(x)           is with (A) any Governmental Authority or (B) any Related Person;

(xi)        is a settlement, conciliation or similar agreement pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii)        provides for any severance, retention, transaction or change in control bonus or equity, equity-based or phantom equity arrangement;

(xiii)      obligates the Company or any of its Subsidiaries to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $100,000;

(xiv)      provides for the employment or engagement of any director, officer, employee or individual service provider, excluding offer letters providing for at-will employment that can be terminated without any post-termination Liabilities;

(xv)          is a Labor Agreement;

(xvi)     obligates the Company or any of its Subsidiaries to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xvii)      (A) entered into with any third-party broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising partner or service provider and (B) are material to the business of the Company or any of its Subsidiaries;

(xviii)     provides for any guaranty, direct or indirect, of any obligation of a third party (other than the Company);

(xix)       constitutes a lease or master lease of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;

(xx)      constitutes any contract providing for (A) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any of its Subsidiaries or (B) any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(xxi)     establishes any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(xxii)      constitutes any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than any loan or capital contribution to, or investment in, (A) the Company or one of its wholly owned Subsidiaries, (B) any Person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $1,000,000 to such Person or (C) any officer, director or employee of the Company or any of its Subsidiaries that is less than $50,000 to such person;

(xxiii)     constitutes any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xxiv)     constitutes any Company IP Agreements (other than agreements for Off-the-Shelf Software);

(xxv)      provides any third party a power of attorney;

(xxvi)    relates to the future disposition or acquisition by the Company or any of its Subsidiaries of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for any agreement related to the Transactions; or

(xxvii)     involves the payment of any earnout or similar contingent payment on or after the date of this Agreement.

(b)         With respect to the Company Material Contracts: (i) each Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of the Company Material Contracts; (iii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company or any of its Subsidiaries, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company or any of its Subsidiaries, under such Company Material Contract; (v) the Company and its Subsidiaries have received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to adversely affect the Company or any of its Subsidiaries in any material respect; and (vi) neither the Company nor any of its Subsidiaries has waived any their respective material rights under any such Company Material Contract.

6.15        Intellectual Property.

(a)          Section 6.15(a) of the Company Disclosure Schedules sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by the Company or otherwise used or held for use by the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is the owner, applicant or assignee (“Company Registered IP”); and (ii) all material unregistered Intellectual Property, including proprietary Software, owned or purported to be owned by the Company or any of its Subsidiaries (for material Trade Secrets, only a general description shall be disclosed).

(b)          Section 6.15(b) of the Company Disclosure Schedules sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company or any of its Subsidiaries is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person that is (i) incorporated into, or used in the authorship, invention, development, delivery, hosting or distribution of, the Company Products; or (ii) used or held for use by the Company in the conduct of its business.

(c)          The Company and its Subsidiaries either own or have valid and enforceable rights under a Company IP License to use all Intellectual Property that is necessary and sufficient for, or used or held for use by the Company in, the conduct of its business, in each case free and clear of any Liens (other than Permitted Liens). All of the Company Registered IP is in full force and effect, subsisting, valid and enforceable. The Company or its Subsidiaries, as applicable, (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. Neither the Company nor any of its Subsidiaries has dedicated to the public or otherwise allowed to fall into the public domain any material Owned IP.

(d)          The Company and its Subsidiaries have provided Southern with true and complete copies of all material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company or its Subsidiaries, as applicable, have entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company or any of its Subsidiaries, as applicable, whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or any of its Subsidiaries, as applicable; (ii) grants to the Company or any of its Subsidiaries, as applicable, a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.

(e)          The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Company and its Subsidiaries as presently conducted.

(f)         No Action is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Since incorporation, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company or any of its Subsidiaries, nor to the Knowledge of the Company is there any reasonable basis therefor. There are no Orders to which the Company or any of its Subsidiaries is a party or its otherwise bound that (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third Person’s Intellectual Property or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently infringing, or has, since incorporation, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company and its Subsidiaries. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to or otherwise used or held for use by the Company or any of its Subsidiaries.

(g)          No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP.

(h)

(i)         The Company and its Subsidiaries have taken steps consistent with generally accepted industry standards, and in any event no less than all commercially reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP.

(ii)         Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement.

(iii)        There has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

(i)        Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any Company IP Agreement; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. The Company will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

(j)         The Source Code for Software within the Owned IP and the Source Code for Software included in all Company Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and neither the Company nor any of its Subsidiaries has any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.

(k)          Neither the Company nor any of its Subsidiaries has (i) used any Open Source Software in such a way that (A) obligates the Company to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any Company Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.

(l)          The Company Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the Company Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(m)        The Company and its Subsidiaries own or have a valid license in all of the Company Systems necessary to operate the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the security of the Company Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The Company Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the business of the Company and its Subsidiaries as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since the Company’s incorporation; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, license seats, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted in the twelve (12) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

6.16        Taxes and Returns.

(a)          The Company and each of its Subsidiaries have or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by them (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financial Statements have been established in accordance with GAAP. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to Tax.

(b)          There is no Action currently pending or threatened in writing against the Company or any of its Subsidiaries by a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)          There are no claims, assessments, audits, examinations, investigations or other Actions by any Taxing Authority in progress or pending against the Company or any of its Subsidiaries in respect of any Tax, and neither the Company nor any of its Subsidiaries has been notified in writing, or to the Knowledge of the Company, orally, of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established in accordance with GAAP for Company Financial Statements delivered as of the date hereof) or that any such audit, examination, investigation or other Action is contemplated.

(d)         Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law.

(e)          There are no Liens with respect to any Taxes upon the Company’s or any of its Subsidiaries’ assets, other than Liens described in clause (a) of the definition of Permitted Liens.

(f)          The Company and each of its Subsidiaries have collected or withheld all material Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g)          Neither the Company nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company of any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)          Neither the Company nor any of its Subsidiaries has made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)          Neither the Company nor any of its Subsidiaries is, or has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its Subsidiaries).

(j)          The Company is, and since its inception has been, properly characterized as a corporation for U.S. federal income tax purposes. The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. Each Subsidiary of the Company is, and since its inception has been, properly treated for U.S. federal income tax purposes in the manner set forth in Section 6.16(j) of the Company Disclosure Schedules.

(k)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

(l)          Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended US Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(m)          There are no circumstances existing which could result in the application to the Company or any of its Subsidiaries of Sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 or Subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(n)          The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company or any of its Subsidiaries and any Person that is (i) a non‑resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with the Company or any of its Subsidiaries, as applicable, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the ITA, and all documentation or records as required by applicable Law have been made or obtained in respect of such transactions (or series of transactions).

(o)          None of the Company or any of its Subsidiaries has participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the ITA, or the notification requirements under section 237.4 of the ITA.

6.17          Real Property.

(a)          The leases set forth on Section 6.17(a) of the Company Disclosure Schedule (the “Company Leases”) are the only Contracts pursuant to which the Company leases any real property. Neither the Company nor any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property other than the Company Leases, copies of which have been provided to Southern. Each Company Lease is in good standing, creates a good and valid leasehold estate in the leased properties thereby demised and is in full force and effect without amendment, except as set forth on Section 6.17(a) of the Company Disclosure Schedules. With respect to each Company Lease, (a) such Company Lease (or a notice in respect of such Company Lease) has been properly registered in the appropriate land registry office, (b) all rents and additional rents have been paid, (c) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (d) there exists no event of default or event, occurrence, condition or act (including the purchase of the Company Securities) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease and (e) to the knowledge of the Company, all of the covenants to be performed by any other party under such Company Lease have been fully performed.

(b)          Each of the leased properties is adequate and suitable for the purposes for which it is presently being used and the Company or its Subsidiaries, as applicable, has adequate rights of ingress and egress into each of the leased properties for the operation of the business in the ordinary course. Section 6.17(b) of the Company Disclosure Schedules sets forth all of the Company Leases setting out, in respect of each Company Lease, a description of the leased premises (by municipal address and proper legal description), the term of the Company Lease, the rental payments under the Company Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment, change of control of the Company or amalgamation.

6.18         Personal Property. Each item of Personal Property that is currently owned, used or leased by the Company or any of its Subsidiaries, as applicable, with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Section 6.18 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company or any of its Subsidiaries, or as set forth in Section 6.18 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Personal Property Leases, and neither the Company nor any of its Subsidiaries has received notice of any such condition.

6.19          Title to and Sufficiency of Assets. The Company and its Subsidiaries have good and marketable title to, or, in the case of leased or subleased assets, a valid leasehold interest in or right to use, all of their respective material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the Company Financial Statements (collectively, the “Assets”). The Assets (including Intellectual Property rights and contractual rights) of the Company and its Subsidiaries, taken as a whole, constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company and its Subsidiaries as they are now conducted or that are used or held by the Company or any of its Subsidiaries for use in the operation of the business of the Company or any of its Subsidiaries.

6.20          Employee Matters.

(a)          The Company is not party to, or bound by, any Labor Agreement, and has never been party to, or bound by, any such Contract. There are no unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, slowdowns, work stoppages, boycotts, picketing, handbilling, lockouts, or other material labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or, to the Company’s Knowledge, union organizing activity or demand or petition for representation or certification, by or with respect to any of the employees of the Company, and no such activities or disputes have occurred (including any representation or certification proceedings brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority) since the Company’s incorporation. No employees of the Company are represented by any labor organization, labor or trade union, or works council with respect to their employment with the Company. The Company has not engaged in any unfair labor practices since its incorporation. With respect to the Transactions, the Company has satisfied in all material respects any pre-signing or, as of the Closing, pre-Closing notice, consultation or other obligations owed to its employees or their representatives under applicable Law or Labor Agreement.

(b)          The Company is and since its incorporation has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including Laws regarding terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, whistleblowing, disability, labor relations, worker classification, Tax withholding, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 and confirmation of visas), workers’ compensation, unemployment insurance, working conditions, equal opportunity, affirmative action, employee leave and other time off, COVID-19, and employee terminations (including plant closures and layoffs), and has not received written or, to the Knowledge of the Company, oral notice that there is any instance of noncompliance in any of the foregoing respects. Except as would not result in material liability to the Company, the Company (i) has since its incorporation correctly classified all current and former exempt and non-exempt employees, individual independent contractors, leased employees, and other non-employee service providers for all applicable purposes, (ii) is not liable for any past due arrears of wages, salaries, premiums, commissions, bonuses, severance, termination payments, fees, or other compensation due to current or former employees, independent contractors or other individual service providers of the Company since its incorporation or any fine, Tax, interest or penalty for failure or delinquency to pay the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment or workers’ compensation benefits, social security or other benefits, insurance, Taxes or obligations for employees, independent contractors or other individual service providers due since the Company’s incorporation (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Company’s Knowledge, threatened, and there have been no such Actions since the Company’s incorporation, by or against the Company brought by or against any applicant for employment, any current or former employee, consultant, independent contractor or other individual service provider, any Person alleging to be a current or former employee, contractor or individual service provider, or any Governmental Authority or any other Person relating to violations of labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment or engagement, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship. To the Company’s Knowledge, (A) no employee or individual service provider intends to terminate his or her employment with or services to the Company, and (B) no current or former employee or individual service provider is in any material respect in violation of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (I) owed to the Company or (II) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(c)          Section 6.20(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all employees and individual service providers of the Company, as of the date hereof, including each such individual’s (i) name, (ii) job title or services description, (iii) employing or engaging entity, (iv) work location, (v) compensation rate and method, (vi) hire or engagement date, (vii) status as exempt or non-exempt from overtime requirements (for employees), (viii) leave status and (ix) accrued vacation or paid time off.

(d)          There has not at any time since the Company’s incorporation been any, and there is no pending or, to the Knowledge of the Company, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any Company employee, contractor, or other service provider (and, where required, the Company has taken corrective action in response to).

6.21          Benefit Plans.

(a)          “Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation).

(b)          Set forth on Section 6.21(b) of the Company Disclosure Schedules is a true and complete list of each material Company Benefit Plan (other than any at-will offer letter that does not provide for equity-based or phantom equity awards, retention, change in control, severance or termination benefits and is on the standard form of offer letter set forth on Section 6.21(b) of the Company Disclosure Schedules). With respect to each material Company Benefit Plan, the Company and its Subsidiaries have provided to Southern or its counsel true and complete copies, to the extent applicable, of (i) each writing constituting a part of such Company Benefit Plan, including all plan documents and amendments thereto, or if not in writing, a summary of such Company Benefit Plan, (ii) the most recent annual report (IRS Forms 5500 series), (iii) any related trust documents and the most recent summary plan description distributed to participants (and any summaries of material modifications thereto), and (iv) any non-routine correspondence with any Governmental Authority. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code timely received a current, favorable determination, advisory or opinion letter from the IRS, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)          No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to (or have any obligation to contribute to), or has any liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability on account of being considered a single employer under Section 414 of the Code with any other Person. No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage.

(d)         With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded and administered in all material respects in accordance with its terms, and applicable Laws; (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, distributions, reimbursements and premiums due through the Closing Date have been timely made and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued on the Company Financial Statements. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(e)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment or benefit, or increase in the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (iii) except as required under the terms of this Agreement or by applicable Law, restrict the ability of the Company to merge, amend or terminate any material Company Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No person is entitled to receive, and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide, any payment (including any tax gross-up or other payment), indemnification, reimbursement or otherwise be made whole from the Company as a result of the imposition of any excise taxes required by any applicable Laws, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(f)        Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

6.22        Environmental Matters.

(a)        The Company and its Subsidiaries have, since incorporation have been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required under Environmental Laws for the operation of its business and the occupation of its properties and facilities.

(b)        Neither the Company nor any of its Subsidiaries has received any Order, notice or written report from any Governmental Authority regarding any actual or alleged material violation of, or material Liability under, Environmental Laws.

(c)          Neither the Company nor any of its Subsidiaries have treated, stored, arranged for or permitted the disposal of, transported, handled, distributed, exposed any person to or Released Hazardous Materials, including on any property owned, or operated on, by the Company or any of its Subsidiaries and no such property owned or operated on by the Company or any of its Subsidiaries is contaminated by Hazardous Materials, in each case so as to give rise to any Environmental Liabilities of the Company.

(d)          Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the Company or such Subsidiary provided an indemnity with respect to, or has otherwise become subject to (either by Contract or operation of Law), any Environmental Liability of any other Person under Environmental Laws or relating to Hazardous Materials.

(e)          The Company has provided to Southern all environmental audits, assessments and reports and other material environmental, health or safety documents relating to the Company’s past or current properties, facilities or operations on the Company’s properties and facilities that are in the Company and its Subsidiaries’ possession or, to the Knowledge of the Company, under its reasonable control.

6.23      Related Person Transactions. Except as set forth on Section 6.23 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Company Related Person”) is presently, or since January 1, 2025, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Company Related Person or any Person in which any Company Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Company Related Person has any direct or indirect interest.

6.24        Insurance.

(a)          A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company, as of the date hereof, relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have previously been made available to Southern is set forth on Section 6.24(a) of the Company Disclosure Schedules. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. Since the date of the Company’s incorporation, neither the Company nor any of its Subsidiaries has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)        The Company and its Subsidiaries have reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company or any of its Subsidiaries. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Since incorporation, neither the Company nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

6.25       Books and Records. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

6.26        Certain Business Practices.

(a)          Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or other individual service providers, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, (a) is currently, or has been since incorporation: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

(b)         Neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(c)          Neither the Company nor any of its Subsidiaries is a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.

6.27          Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)          The Company and its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees, agents, subcontractors, vendors and other individual service providers to whom the Company or any of its Subsidiaries, as applicable, has given access to Personal Data, are and have been at all times, in compliance in all material respects with (i) all applicable Privacy Laws, (ii) the Company’s and its Subsidiaries’ privacy policies, (iii) all industry and self-regulatory standards governing Personal Data, privacy, data security, and data protection to which the Company or any of its Subsidiaries are bound or to which they purport to adhere (including, as applicable, the Payment Card Industry Data Security Standard), and (iv) the Company’s and its Subsidiaries’ contractual obligations concerning Personal Data, privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, and neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in any violation of the foregoing clauses (i)–(iv) in any material respect;

(b)        To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material loss, damage or unauthorized access, use, disclosure, modification or breach of security of Personal Data maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company); and

(c)         To the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any of its Subsidiaries; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification or breach of security, of Personal Data maintained by or on behalf of the Company or any of its Subsidiaries (including by any agent, subcontractor or vendor of the Company).

6.28       Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

6.29      Finders and Brokers. Except as set forth on Section 6.29 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Liability in connection with this Agreement or the Ancillary Documents, or the Transactions, that would result in the obligation of the Company or any of its Subsidiaries, or any of their respective Affiliates, to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

6.30      Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Southern and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Southern for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Ancillary Documents to which it is a Party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Southern set forth in Article IV of this Agreement (including the related portions of Southern Disclosure Schedules) and in any certificate delivered to the Company by Southern pursuant hereto; and (b) neither Southern nor any of its Representatives is making or has made any representation or warranty, express or implied, as to Southern or this Agreement, the Transactions, or any information or materials regarding the foregoing furnished or made available to the Company, except as expressly set forth in Article IV of this Agreement (including the related portions of Southern Disclosure Schedules) or in any certificate delivered to the Company by Southern pursuant hereto.

6.31       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) in the Company Circular and other mailings or other distributions to the Company Shareholders, Southern Shareholders or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, including on the Closing Date, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, other than in the case of the Registration Statement, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any press release or filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Southern or its Affiliates.

6.32       Company SEC Documents.  Since November 6, 2024, the Company has filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to SPX (such documents and any other documents filed or furnished by the Company with the SEC since November 6, 2024, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. Since November 6, 2024, the Company has been and is in compliance in all material respects with the applicable provisions of SOX and the applicable listing and corporate governance rules and regulations of the Nasdaq. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of SOX. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the “principal executive officer” and “principal financial officer” of the Company (as such terms are defined under SOX) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the SOX.

6.33        No Collateral Benefit. To the knowledge of the Company, no “related party” of the Company (as such term is defined in MI 61-101), together with its “associated entities” (as such term is defined in MI 61-101), beneficially owns or exercises control or direction over 1% or more of the outstanding Shares, except for related parties who will not receive a “collateral benefit” (as such term is defined in MI 61-101) as a consequence of the Transactions.

6.34        Fairness Opinion. The Company Board has received the written opinion of EntrepreneurShares LLC to the effect that, among other matters as determined by the Company Board in its sole discretion, the Transactions are fair to the Company Shareholders from a financial point of view (the “Company Fairness Opinion”).

6.35        Competition Act. The aggregate value of the assets in Canada that are owned by the Company and its Subsidiaries, and the gross revenues from sales in, from or into Canada  generated by the Company and its Subsidiaries, both as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder, do not exceed 93,000,000 Canadian dollars.

ARTICLE VII

COVENANTS

7.1          Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), and subject to Section 7.12, each Party shall, and shall cause its Representatives to, provide the other Parties and their Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to such Party, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, a consolidated quarterly balance sheet and income statement, copies of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to applicable securities Laws, and independent public accountants’ work papers (subject to any required consents or conditions)). Each Party shall cause its Representatives to reasonably cooperate with the other Parties and their Representatives in connection with any such investigation; provided, however, that each requesting Party and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the disclosing Party.

7.2          Conduct of Business of the Company and its Subsidiaries.

Unless Southern shall otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including Section 7.2 of the Company Disclosure Schedules) or the Ancillary Documents, the Company and its Subsidiaries (other than Merger SubCo) shall (i) conduct their business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to them and their respective business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of their managers, directors, officers, employees and individual service providers, and to preserve the possession, control and condition of their assets.

Without limiting the generality of this Section 7.2, and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth in Section 7.2 of the Company Disclosure Schedules, during the Interim Period, without the written consent of Southern (such consent not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not, unless required by applicable Law:

(a)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(b)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity or debt securities or any options, restricted stock units, restricted stock, phantom stock, stock appreciation, profit participation, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity or debt securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity or debt securities or securities of any class and any other equity-based or phantom equity awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof that are set forth on the Company Disclosure Schedules providing for the repurchase of shares in connection with any termination of service);

(d)         incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $750,000 in the aggregate, make a loan or advance to or investment in any Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $750,000 in the aggregate;

(e)         except as required by the terms in existence as of the date hereof of any Company Benefit Plan set forth on Section 6.21(b) of the Company Disclosure Schedules or applicable Law, (i) increase or decrease the wages, salaries or any other compensation or benefits provided to any of its current or former employees, officers, directors or other individual service providers, including under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Company Benefit Plan if in effect as of the date hereof (other than ordinary course increases in the annual base salary (and corresponding increases in any annual target bonus linked to a percentage of base salary) to employees whose annual base salary is below $100,000 (prior to such increase)), (ii) make, announce or commit to make any retention, change in control, transaction, severance or similar payment (whether cash, properties or securities) to any employee, officer, director or other individual service provider of the Company or (iii) enter into, establish, amend, modify, commence participation in or terminate any Company Benefit Plan, including any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof;

(f)        take any action to (i) hire, engage, or otherwise enter into any employment or consulting agreement or other service agreement with, or terminate (other than for “cause”) any officer, director, or, other than in the ordinary course consistent with past practice, any employee or other individual service provider of the Company, (ii) grant, promise or announce any cash, equity, equity-based or phantom equity awards, other than in the ordinary course and consistent with past practice, (iii) accelerate, or commit to accelerate, the payment, funding, right to payment or vesting of any compensation or benefits, (iv) enter into, amend, negotiate or terminate any Labor Agreement or recognize or certify any labor union, works council or labor organization as the bargaining representative for any employees of the Company, or (v) knowingly or through conduct waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any current or former employee or other individual service provider;

(g)        make, change or rescind any material election relating to Taxes, settle or compromise any Action, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(h)        sell, assign, transfer, license or sublicense to any Person or otherwise extend, materially amend or modify, abandon, permit to lapse or expire, subject to any Lien, otherwise dispose of, or fail to preserve any material Owned IP or Company IP Licenses (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets, or disclose, license, escrow, or otherwise make available, or grant any rights to, any Source Code owned or purported to be owned by the Company;

(i)         other than in the ordinary course and consistent with past practice with respect to customers and suppliers, (i) enter into any amendment of any Company Material Contract, (ii) enter into any Contract that if entered into prior to the date hereof would be a Company Material Contract, (iii) voluntarily terminate any Company Material Contract, except for any termination at the end of the term of such Company Material Contract pursuant to the terms of such Company Material Contract, or (iii) waive any material benefit or right under any Company Material Contract;

(j)           fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(k)          establish any Subsidiary, enter into any new line of business, materially change the business carried on by the Company and its Subsidiaries, taken as a whole;

(l)          voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(m)        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(n)        waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 individually or $500,000 in the aggregate;

(o)         close or materially reduce its activities, effect any group layoff or effect any other group personnel reduction, at any of its facilities, provided that the Company shall have the right to terminate personnel in accordance with the terms of Section 7.2(f);

(p)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(q)          make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);

(r)        authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(s)         purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company);

(t)          other then in connection with the solicitation of proxies in connection with the Company Meeting or the Company Support & Lock-Up Agreements and the Southern Support & Lock-Up Agreements, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(u)          (A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any Company Lease; or

(v)          agree to take any action that is prohibited by this Section 7.2.

Nothing contained in this Section 7.2 shall be deemed to give Southern or any other Party, directly or indirectly, the right to control or direct the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions hereof, control over its business and operations. The Parties acknowledge and agree that for purposes this Section 7.2, Southern shall be deemed to have consented in writing to any of the foregoing actions taken or proposed to be taken by the Company, if (x) the Company delivers to Southern written request to take such action and Southern fails to respond thereto within 72-hours following its receipt of such request or (y) if the Company receives written approval or written acknowledgment (without objection) of the taking of such action from any of the individuals listed on Section 12.1(a) of the Southern Disclosure Schedules.

7.3          Conduct of Business of Southern.

Unless the Company shall otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including Section 7.3 of the Southern Disclosure Schedules) or the Ancillary Documents, Southern shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of their managers, directors, officers, employees and individual service providers, and to preserve the possession, control and condition of their assets.

Without limiting the generality of this Section 7.3, and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth in Section 7.3 of the Southern Disclosure Schedules, during the Interim Period, without the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Southern shall not, unless required by applicable Law:

(a)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(b)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity or debt securities or any options, restricted stock units, restricted stock, phantom stock, stock appreciation, profit participation, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity or debt securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity or debt securities or securities of any class and any other equity-based or phantom equity awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Southern Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof that are set forth on the Southern Disclosure Schedules providing for the repurchase of shares in connection with any termination of service);

(d)         incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $750,000 in the aggregate, make a loan or advance to or investment in any Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $750,000 in the aggregate;

(e)         except as required by the terms in existence as of the date hereof of any Southern Benefit Plan set forth on Section 4.20(b) of the Southern Disclosure Schedules or applicable Law, (i) increase or decrease the wages, salaries or any other compensation or benefits provided to any of its current or former employees, officers, directors or other individual service providers, including under any Southern Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Southern Benefit Plan if in effect as of the date hereof (other than ordinary course increases in the annual base salary (and corresponding increases in any annual target bonus linked to a percentage of base salary) to employees whose annual base salary is below $100,000 (prior to such increase)), (ii) make, announce or commit to make any retention, change in control, transaction, severance or similar payment (whether cash, properties or securities) to any employee, officer, director or other individual service provider of Southern or (iii) enter into, establish, amend, modify, commence participation in or terminate any Southern Benefit Plan, including any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Southern Benefit Plan if in effect on the date hereof;

(f)        take any action to (i) hire, engage, or otherwise enter into any employment or consulting agreement or other service agreement with, or terminate (other than for “cause”) any officer, director, or, other than in the ordinary course consistent with past practice, any employee or other individual service provider of Southern, (ii) grant, promise or announce any cash, equity, equity-based or phantom equity awards, other than in the ordinary course and consistent with past practice, (iii) accelerate, or commit to accelerate, the payment, funding, right to payment or vesting of any compensation or benefits, (iv) enter into, amend, negotiate or terminate any Labor Agreement or recognize or certify any labor union, works council or labor organization as the bargaining representative for any employees of Southern, or (v) knowingly or through conduct waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any current or former employee or other individual service provider;

(g)         make, change or rescind any material election relating to Taxes, settle or compromise any Action, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(h)        sell, assign, transfer, license or sublicense to any Person or otherwise extend, materially amend or modify, abandon, permit to lapse or expire, subject to any Lien, otherwise dispose of, or fail to preserve any material Owned IP or Southern IP Licenses (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets, or disclose, license, escrow, or otherwise make available, or grant any rights to, any Source Code owned or purported to be owned by Southern;

(i)        other than in the ordinary course and consistent with past practice with respect to customers and suppliers, (i) enter into any amendment of any Southern Material Contract, (ii) enter into any Contract that if entered into prior to the date hereof would be a Southern Material Contract, (iii) voluntarily terminate any Southern Material Contract, except for any termination at the end of the term of such Southern Material Contract pursuant to the terms of such Southern Material Contract, or (iii) waive any material benefit or right under any Southern Material Contract;

(j)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(k)          establish any Subsidiary, enter into any new line of business, materially change the business carried on by the Southern and its Subsidiaries, taken as a whole;

(l)         voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of Southern or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(m)        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Southern outside auditors;

(n)         waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Southern or its Affiliates) not in excess of $100,000 individually or $500,000 in the aggregate;

(o)         close or materially reduce its activities, effect any group layoff or effect any other group personnel reduction, at any of its facilities, provided that Southern shall have the right to terminate personnel in accordance with the terms of Section 7.3(f);

(p)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(q)          make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);

(r)        authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(s)         purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of Southern);

(t)           enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Southern;

(u)          (A) enter into any lease for real property or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any Southern Lease; or

(v)          agree to take any action that is prohibited by this Section 7.3.

Nothing contained in this Section 7.3 shall be deemed to give the Company or any other Party, directly or indirectly, the right to control or direct Southern prior to the Closing. Prior to the Closing, Southern shall exercise, consistent with the terms and conditions hereof, control over its business and operations.  The Parties acknowledge and agree that for purposes this Section 7.3, the Company shall be deemed to have consented in writing to any of the foregoing actions taken or proposed to be taken by Southern, if (x) Southern delivers to the Company written request to take such action and the Company fails to respond thereto within 72-hours following its receipt of such request, or (y) if Southern receives written approval or written acknowledgment (without objection) of the taking of such action from the Chief Executive Officer or the Chief Financial Officer of the Company or the Chairman of the Company Board.

7.4          Conduct of Business of Merger SubCo Unless Southern shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents Merger SubCo shall comply with all Laws applicable to Merger SubCo.

Without limiting the generality of this Section 7.4  and except as contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of Southern (such consent not to be unreasonably withheld, conditioned or delayed), Merger SubCo shall not:

(a)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(b)         issue, grant, sell, pledge, dispose of or authorize to issue, grant, sell, pledge or dispose of any of its equity securities, or issue or sell, or authorize to issue or sell, any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards;

(c)          (i) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or (ii) declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or (iii) other than as permitted under its Organizational Documents, directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger); or

(e)        authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(f)         buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person outside the ordinary course of business;

(g)          enter into any Contract, whether written, oral or otherwise, relating to the employment of any Person or the provision of services by any Person;

(h)          carry on any business or otherwise engage in any activities, other than any activities reasonably necessary to implement the Transactions;

(i)          incur any liabilities, except to the extent reasonably necessary to implement the Transactions; or

(j)          agree to take any action that is prohibited by this Section 7.4.

7.5          Covenants Relating to the Transactions

(a)         Subject to Section 7.6, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that during the Interim Period, each of the Parties shall do all such commercially reasonable acts and things as may be necessary or advisable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, the Parties shall and, where applicable, shall cause each of its Subsidiaries to:

(i)          use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article IX to the extent the same is within its control (including, for the avoidance of doubt, the Required Company Shareholder Approval, the Company Support & Lock-Up Agreements and the Southern Support & Lock-Up Agreement);

(ii)         use commercially reasonable efforts to oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Domestication, the Merger or the other Transactions and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement, any Ancillary Document, the Domestication, the Merger or the Transactions; and

(iii)        not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Pre-Closing Reorganization, Domestication, the Merger or the other Transactions.

(b)          The Company covenants and agrees that from the date hereof until the end of the Interim Period, the Company shall use commercially reasonable efforts to obtain and maintain in force the Stock Exchange Approvals (as applicable). Southern shall use commercially reasonable efforts to cooperate with the Company in respect of the foregoing, including by providing information reasonably requested by the Company in connection therewith in a timely manner.

(c)          Southern covenants and agrees that from the date hereof until the end of the Interim Period, Southern shall promptly notify the Company in writing of:

(i)           any Southern Material Adverse Effect;

(ii)        any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement, any Ancillary Document or the Transactions;

(iii)        any notice or other communication from any Person that has a material business relationship with Southern to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with Southern  as a result of this Agreement or the Transactions;

(iv)       any notice or other communication from any Governmental Authority in connection with this Agreement or the Transactions (and to the extent legally permitted Southern shall promptly following the receipt thereof provide a copy of any such written notice or communication to the Company);

(v)        any material filing, Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Southern;

(vi)         any failure of Southern to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect;

(vii)        any material non-compliance with any Law by Southern; or

(viii)     the discovery of any fact or circumstance that, or Southern becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty of Southern contained in this Agreement false or untrue, would reasonably be expected to constitute a breach by Southern of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not capable of being satisfied or the satisfaction of those conditions being materially delayed.

(d)          The Company covenants and agrees that from the date hereof until the end of the Interim Period, the Company shall promptly notify Southern in writing of:

(i)          any Company Material Adverse Effect;

(ii)        any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement, any Ancillary Document or the Transactions;

(iii)        any notice or other communication from any Person that has a material business relationship with the Company or its Subsidiaries (taken as a whole) to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Transactions;

(iv)         any notice or other communication from any Governmental Authority in connection with this Agreement (and to the extent legally permitted the Company shall promptly following the receipt thereof provide a copy of any such written notice or communication to Southern); or

(v)        any material filing, Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries;

(vi)         any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect;

(vii)        any material non-compliance with any Law by the Company or its Affiliates; or

(viii)     the discovery of any fact or circumstance that, or the Company becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty of the Company contained in this Agreement false or untrue, would reasonably be expected to constitute a breach by the Company of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not capable of being satisfied or the satisfaction of those conditions being materially delayed.

7.6          Regulatory Approvals

(a)       As soon as reasonably practicable after the date hereof each Party, or where appropriate, the Parties jointly, shall make all notifications, filings, applications and submissions with Governmental Authorities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals, subject to the terms hereof.

(b)         All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Authority in respect of any Regulatory Approvals shall be shared by the Parties equally.

(c)         The Parties shall (i) cooperate with and keep one another fully and promptly informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any communication from any Governmental Authority in respect this Agreement, (ii) provide or submit on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the discretion of a Party, acting reasonably, advisable, in response to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Authority in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation; provided, however, that, except as otherwise provided in this Agreement, including Section 7.15,  nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to it, and (iii) not make any submissions or filings to any Governmental Authority related to the Transactions, or participate in any meetings or any material conversations with any Governmental Authority in respect of any filings, submissions, investigations or other inquiries or matters related to the Transactions, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Authority, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Parties) and to attend and participate in any communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Authority may be redacted as necessary before sharing with the other Parties to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Parties non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Authority on the basis that the redacted information will not be shared with its clients.

(d)          Each Party shall promptly notify the other Parties if it becomes aware that any (i) application, filing, document or other submission for a Regulatory Approval contains a Misrepresentation, or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties shall co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(e)          The Parties shall request that any Required Regulatory Approval, be processed by the applicable Governmental Authority on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of such Regulatory Approvals.

(f)        If any objections are asserted with respect to the Transactions under any Law, or if any proceeding is instituted or threatened by any Governmental Authority challenging or which could lead to a challenge of any of the Transactions as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use commercially reasonable efforts (in accordance with Section 7.5(a)(ii)) to resolve such objection, proceeding or Action, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date.

(g)        Notwithstanding anything to the contrary in this Agreement, no Party or any of its Subsidiaries is permitted or required to divest or to offer to divest any of their material assets or properties or to agree to any material behavioral remedy, undertaking, commitment, or restriction on the operations of Southern or the Company in order to secure any Regulatory Approval, except with the express consent of both Southern and the Company.

7.7          No Solicitation.

(a)         For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time (other than, with respect to the Company, an existing shareholder of the Company, including a Core Company Securityholder or their respective Affiliates, or existing Company Affiliate or insider) relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means a transaction (other than the Transactions) concerning the sale of (i) all or any material part of the business or assets (other than a sale of immaterial assets in the ordinary course of business consistent with past practice) of the Company or Southern, as applicable, or (ii) any of the shares or other equity interests or profits of the Company or Southern, as applicable, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

(b)       During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Southern, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c)        Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)         If the Company receives a bona fide unsolicited Acquisition Proposal that constitutes a Superior Proposal, the Company Board may, or may cause the Company to, as applicable, approve, recommend, or enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)           the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(ii)          the Company has been, and continues to be, in compliance with its obligations under this Section 7.7;

(iii)         the Company or its Representatives have delivered to Southern a written notice of the determination of the Company’s Board that it has received a Superior Proposal and of the intention to approve or enter into a definitive agreement with respect to such Superior Proposal, including a notice as to the value in financial terms that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);

(iv)         the Company or its Representatives have provided to Southern, a copy of any proposed definitive agreement, LOI or term sheet for the Superior Proposal;

(v)          at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which Southern received the Superior Proposal Notice from the Company and the date on which Southern received a copy of the definitive agreement for the Superior Proposal;

(vi)       after the Matching Period, the Company’s Board has determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal;

(vii)        the Company Shareholders have not approved the Merger; and

(viii)       prior to or concurrently with entering into such definitive agreement the Company terminates this Agreement.

If Southern receives a bona fide unsolicited Acquisition Proposal, whether or not it constitutes a Superior Proposal, the Southern Board shall not approve, recommend, or enter into a definitive agreement with respect to such Acquisition Proposal.

(e)         During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Company Party Board shall review any offer made by Southern to amend the terms of this Agreement and the Merger in good faith, after consultation with legal and financial advisors, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with Southern to make such amendments to the terms of this Agreement as would enable the Company or its affiliates to proceed with the Transactions on such amended terms. If as a consequence of the foregoing the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise Southern and such parties shall amend this Agreement to reflect such offer made by Southern and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(f)        Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.7(f).

(g)       Nothing in this Agreement shall prohibit the Company Board from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal to inform them of such. Further, nothing in this Agreement shall prevent the Company Board from making any disclosure to the Company Shareholders if the Company Board, acting in good faith and upon the advice of its legal and financial advisors, shall have determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or such disclosure is otherwise required under Law; provided, however, that, notwithstanding that the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Company Change in Recommendation, other than as permitted by Section 7.7(d).

(h)        If the Company provides a Superior Proposal Notice to Southern after a date that is less than five Business Days before the Company Meeting, the Company shall, upon request from Southern, postpone the Company Meeting to a date that is not more than 15 Business Days after the scheduled date of the Company Meeting (and, in any event, no less than five Business Days prior to the Outside Date); provided, however, that if the Company has fully complied with Section 7.7(d) through Section 7.7(e), and has determined that the Acquisition Proposal continues to be a Superior Proposal in accordance with Section 7.7(d), it may then cancel the Company Meeting only if prior to or concurrently therewith it enters into such definitive agreement and the Company terminates this Agreement immediately prior thereto.

7.8          No Trading.

(a)         Southern acknowledges and agrees that it is aware, and that Southern’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Company, will be advised) of the restrictions imposed by Canadian securities Laws and the rules of the Nasdaq and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Southern hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Company (other than in connection with the Merger in accordance with Article I, and Article III), communicate such information to any third party, take any other action with respect to the Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.9         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, false or untrue, would reasonably be expected to constitute a breach of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.10       Tax Matters.

(a)       The Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, which shall constitute “Expenses” hereunder. For the avoidance of doubt, Transfer Taxes shall not income any income Taxes.

(b)        The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, the Transactions are intended to be treated consistent with the Intended US Tax Treatment. Provided the Merger satisfies the requirements applicable to the Intended US Tax Treatment, the Parties will prepare and file all Tax Returns consistent with the Intended US Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Intended US Tax Treatment. Notwithstanding the foregoing or anything herein to the contrary, none of the Parties makes any representation, warranty or covenant to any other Party (except to the extent expressly provided in Section 4.15(l), Section 5.12 and Section 6.16(l)) or the Southern Shareholders or Company Securityholders regarding the tax treatment of the Merger, or any component thereof.

(c)         The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Southern or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended US Tax Treatment and other tax matters in connection with the Transactions, at such time or times as may be requested by counsel to Southern or counsel to the Company, including in connection with the Closing and any filing with the SEC.

7.11       Securityholder Litigation and Dissenter’s Rights Each Party shall give the other Parties prompt written notice of any securityholder Action against such Party or its directors, officers or other representatives relating to this Agreement, any Ancillary Agreement or the Transactions, shall keep the other Parties reasonably informed regarding any such litigation, and shall give the other Parties the opportunity to participate (at such other’s Party’s expense) in the defense or settlement of any such litigation. Each Party shall give the other Parties the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. No Party shall offer to or agree to settle any such litigation without the other Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.12       Confidential Information. During the Interim Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company.

7.13        Post-Closing Board of Directors and Executive Officers.

(a)        The Parties shall take all necessary action, including causing the existing directors of the Company to resign, such that (i) effective as of the Effective Time, the post-closing Company Board will consist of up to seven (7) directors (the “Post-Closing Company Board”), including: (A) two (2) directors who shall be designated by the Company prior to the Closing, who shall be reasonably acceptable to Southern and one (1) of whom shall be independent in accordance with Nasdaq and SEC guidelines, (B) four (4) directors who shall be designated by Southern prior to the Closing, who shall be reasonably acceptable to the Company and two (2) of whom shall be independent in accordance with Nasdaq and SEC guidelines, and (C) up to one (1) director who is independent in accordance with Nasdaq and SEC guidelines and mutually designated by the Company and Southern prior to the Closing, and (ii) the Post-Closing Company Board will be elected effective as of the Effective Time in accordance with the Closing Company Organizational Documents effective as of the Effective Time and Nasdaq rules. Prior to the effectiveness of the Registration Statement, Company and Southern shall determine the directors to be appointed to the audit, compensation and nominating committees.

(b)          The Parties shall take all action necessary such that the individuals serving as the Chairman of the Company Board immediately prior to the Effective Time will serve as both the Chairman of the Board and the Chief Executive Officer of the Company immediately after the Effective Time.

(c)         Southern and the Company shall obtain a background check and a completed directors & officers questionnaire with respect to any individual that will serve on the Post-Closing Company Board at the Company’s expense.

(d)          At or prior to the Closing, the Company will provide each member of the Post-Closing Company Board with a customary director indemnification agreement.

7.14        Insurance and Indemnification

(a)         Prior to the Effective Date, the Company shall purchase customary non-cancellable and fully pre-paid “tail” policies of directors’ and officers’ liability, employment practices liability and fiduciary liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage and that if such insurance coverage is unavailable, then as promptly as practicable following the Closing, the Company will purchase such tail policies with the best available insurance coverage whose cost will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage. The Company shall continuously maintain such tail policies in full force and effect without any reduction in scope or coverage for six (6) years from the Effective Date and to abide by its obligations thereunder.

(b)       Prior to the Effective Date, Southern shall purchase customary non-cancellable and fully pre-paid “tail” policies of directors’ and officers’ liability, employment practices liability and fiduciary liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by the Southern, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage and that if such insurance coverage is unavailable, then as promptly as practicable following the Closing, the Company will, or if the cost of such a tail policy will exceed such amount, will cause Southern to purchase such tail policies with the best available insurance coverage whose cost will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage. The Company shall, or shall cause Southern to, continuously maintain such tail policies in full force and effect without any reduction in scope or coverage for six (6) years from the Effective Date and to abide by their obligations thereunder.

(c)         From and after the Effective Time, the Company shall, and shall cause Southern to, honor all rights to indemnification or exculpation now existing in favor of present and former officers and directors of the Company and its Subsidiaries and Southern as of the date hereof (the “D&O Indemnified Persons”) to the extent they have been provided under applicable Law, the Organizational Documents of such entities or under indemnification agreements made available as of the date hereof, and acknowledges that such rights shall survive the completion of the Transactions and shall continue in full force and effect and shall not be amended in any manner adverse to the D&O Indemnified Persons for at least six (6) years following the Effective Date.

(d)         The provisions of this Section 7.14 are intended for the benefit of, and shall be enforceable by, each insured or D&O Indemnified Person, his or her heirs, estates and his or her legal representatives.

(e)          If Southern, the Company or any of their respective Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, proper provision shall be made so that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of Southern, the Company or any of their respective Subsidiaries) assumes all of the obligations set forth in this Section 7.14.

7.15        Financial Statements.

(a)         During the Interim Period, as promptly as practicable after the date of this Agreement and in the case of Section 7.15(a)(x)(i) and Section 7.15(a)(x)(iii) below, in no event later than January 31, 2026 (“Financial Statements Delivery Date”), Southern shall deliver to the Company the following financial statements (such financial statements, the “Required Financial Statements”): (x) (i) audited consolidated balance sheet of Southern as of September 30, 2025 and December 31, 2025, and the related audited consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Southern’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) all other audited and unaudited financial statements of Southern and any company or business units acquired by Southern, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement or the Closing Form 8-K (including pro forma financial information); and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if Southern was subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement or the Closing Form 8-K (including pro forma financial information) and (y) within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, an unaudited income statement and an unaudited balance sheet of Southern for the period from the Latest Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of Southern to the effect that all such financial statements fairly present the financial position and results of operations of Southern as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

(b)         Southern shall use commercially reasonable efforts (i) to assist the Company and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of Southern, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by the Company with the SEC or any other Securities Authorities in connection with the Transactions and (ii) to obtain the consents of Southern’s auditors with respect thereto as may be required by applicable Law.

(c)       The Company shall use commercially reasonable efforts to apply for exemptive relief to the extent the Parties reasonably determine that the Required Financial Statements do not sufficiently comply with prescribed requirements under Canadian securities Laws requiring the inclusion of the Required Financial Statements or any other financial information or statements in respect of Southern in the Company Circular or any other document to be filed by Company under National Instrument 51-102 Continuous Disclosure Obligations.

(d)        Southern shall take all actions reasonably necessary for an independent auditor to not deliver a report on the Required Financial Statements containing an adverse opinion or a disclaimer of opinion. Prior to the Effective Time, Southern shall not have identified and shall not have received written notice from an independent auditor of any fraud that involves Southern’s management or other employees have a role in the preparation of financial statements or any claim or allegation of the regarding any of the foregoing.

7.16        Pre-Closing Reorganization.

(a)        Subject to Section 7.16(b), the Parties agree that the Company, in its reasonable discretion, shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to: (i) effect such reorganizations of the Company’s or its Subsidiaries’ business, operations and assets or such other transactions as the Company and Southern may reasonably determine, including amalgamations, continuances, wind-ups, distributions, contributions, sales, intercompany loans or the refinancing thereof, and any other transaction (each a “Pre-Closing Reorganization”); (ii) cooperate with Southern and its advisors in order to determine the nature of any Pre-Closing Reorganization that might be undertaken and the manner in which any Pre-Closing Reorganizations might most effectively be undertaken; and (iii) cooperate with Southern and its advisors to seek to obtain any Consent which might be required from any third party in connection with any Pre-Closing Reorganization; provided, that any Pre-Closing Reorganization, if elected to be undertaken by the Company, shall be subject to Southern’s prior written consent.

(b)      The Company will not be obligated to undertake any Pre-Closing Reorganization unless the Company, acting reasonably, determines that such Pre-Closing Reorganization:

(i)           does not adversely affect the interests of the Company, any of its Subsidiaries or the Company Shareholders in any material respect;

(ii)          does not require the Company to obtain the approval of the Company Shareholders;

(iii)         does not impair, prevent or materially delay the consummation of the Domestication or the Merger or the other Transactions;

(iv)          is effected as closely as is reasonably practicable prior to the Effective Date;

(v)        does not result in any breach by the Company or any of its Subsidiaries of any Contract, the Company’s Organizational Documents, the organizational documents or any applicable Subsidiary, or any applicable Law;

(vi)         does not require the Company or its Subsidiaries to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any Company Shareholders greater than the Taxes or other consequences to such party in connection with the completion of the Domestication and the Merger in the absence of action being taken pursuant to this Section 7.16; and

(vii)        shall not become effective unless Southern has irrevocably waived or confirmed in writing the satisfaction of all conditions to the Closing in its favor under this Agreement and shall have confirmed in writing that it is prepared, and able to promptly and without condition proceed to effect the Closing.

(c)          Upon the delivery of its consent pursuant to Section 7.16(a), Southern shall be deemed to waive any breach of a representation, warranty or covenant by the Company provided herein, where such breach is a result of an action taken by the Company or a Subsidiary is solely pursuant to a determination made by both the Company and Southern in accordance with this Section 7.16.

(d)        If Southern has delivered its consent pursuant to Section 7.16(a), the Company and Southern shall work co-operatively and use commercially reasonable efforts to determine any proposed Pre-Closing Reorganization at least 15 Business Days prior to the Effective Date and to prepare prior to the Effective Date all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement (provided that such amendments do not require the Company to obtain approval of Company Shareholders (other than as properly put forward and approved at the Company Meeting)), to give effect to such Pre-Closing Reorganization.

7.17       Off-Take Agreement. During the Interim Period and subject to Section 7.3, Southern shall use commercially reasonable efforts to enter into one or more binding, long-term offtake agreements with investment-grade counterparties for a material portion of the initial plant’s nameplate capacity.

7.18       Southern Financial Statements. Within fifteen (15) Business Days following the date hereof, Southern shall deliver to the Company copies of the unaudited consolidated balance sheet of Southern as of September 30, 2025 and the related unaudited consolidated statements of income and cash flows for period from its incorporation to such date (the “Southern Financial Statements”).

7.19       Resale Registration Statement. The Company shall prepare and file or cause to be prepared and filed with the SEC one or more registration statements on Form S-3 (or, if the Company is ineligible to use Form S-3, on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act) registering the resale from time-to-time of the Southern Consideration Shares held by the Company’s Affiliates immediately after the Closing Date that are not covered by an effective resale registration statement (the “Resale Registration Statement”) on the terms set forth in the Registration Rights Agreement.

ARTICLE VIII

NO SURVIVAL

8.1        No Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms apply or are to be performed, in each case, in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

ARTICLE IX

CLOSING CONDITIONS

9.1           Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Merger and the other Transactions, shall be subject to the satisfaction or written waiver (where permissible) by the Company and Southern of the following conditions:

(a)          Required Company Shareholder Approval. Company Resolutions shall have been authorized and adopted by the Company Shareholders at the Company Meeting in accordance with applicable Law (together, the “Required Company Shareholder Approval”).

(b)          No Orders or Illegality. No Law is in effect that makes the consummation of the Domestication or the Merger illegal or otherwise prohibits or enjoins any Party or its affiliates from consummating the Domestication or the Merger and no Law or Order is in effect that makes the consummation of the Domestication or the Merger illegal or otherwise prohibits or enjoins any Party or its affiliates from consummating the Domestication or the Merger or any other Transactions.

(c)          Regulatory Approvals. Each of the Required Regulatory Approvals shall have been made, given or obtained (or the termination of any such waiting period has occurred) on terms satisfactory to the Parties, each acting reasonably, and each such Required Regulatory Approval shall be in full force and effect.

(d)        Stock Exchange Listing. The Stock Exchange Approvals shall have been made, given or obtained, on terms satisfactory to the Parties, subject only to the customary listing conditions of Nasdaq, as applicable.

(e)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(f)         Organizational Documents. The Company Closing Organizational Documents shall have been filed and become effective (or have otherwise been duly adopted and are effective), in form and substance satisfactory to the Company and Southern including amending the name of the Company to “Southern Energy Renewables, Inc.”

(g)         Governance. The actions required to be taken by the Parties pursuant to Section 7.13, with effect as of and from the Effective Time, shall have been taken.

(h)          Domestication. The Domestication shall have been completed and a time-stamped copy of the Certificate of Domestication issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Southern.

9.2         Conditions to Obligations of the Company.

In addition to the conditions specified in Section 9.1, the obligations of the Company and Merger SubCo to consummate the Merger and the other Transactions, are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)          Representations and Warranties.

(i)         Each of the representations and warranties of Southern, contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.28 (Finders and Brokers), (collectively, the “Southern Specified Representations”) shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii)     Each of the representations and warranties of Southern, contained in Article IV (other than Southern Specified Representations and the representations and warranties of Southern contained in Section 4.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Southern Material Adverse Effect.

(iii)        The representations and warranties of Southern, contained in Section 4.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)         Agreements and Covenants. Southern, shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Company.

(c)        No Material Adverse Effect. No Southern Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d)         Minimum Southern Capitalization: Southern shall have a minimum of $10,000,000 of assets reflected on its unaudited consolidated balance sheet as of immediately prior to the Effective Time (the “Minimum Southern Capitalization”); provided, that the Minimum Southern Capitalization shall be reduced on a dollar-for-dollar basis by the aggregate amount Southern expends or incurs for bona fide general and administrative costs and other liabilities related to the development of the Plant (such costs may include among them assessments, studies, applications, engineering, design, technical studies, permitted work and/or legal and consulting fees). This Section 9.2(d) shall be subject to the requirements of Section 7.3.

(e)         Southern Ownership. The Southern Shareholders as of the date hereof shall have beneficial ownership of at least a majority of the outstanding Southern Shares as of the Effective Time.

(f)          Closing Deliverables.

(i)         OFFICER CERTIFICATES. Southern shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer in such capacity, certifying as to the satisfaction of the conditions specified in Section 9.2(a) through Section 9.2(c).

(ii)         SECRETARY CERTIFICATE. Southern, shall have delivered to the Company a certificate executed by its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, as applicable and (B) the requisite resolutions of the Southern Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party is or is required to be a party or bound, and the consummation of the other Transactions.

(iii)        SOUTHERN SUPPORT & LOCK-UP AGREEMENT. The Southern Shareholders as of the date of this Agreement shall be party to the Southern Support & Lock-Up Agreement that remains in full force and effect.

(iv)        FIRPTA TAX CERTIFICATE. Prior to the Closing, Southern shall deliver to the Company a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that Southern is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notices to the IRS and written authorization for Southern to deliver such notice and a copy of such certification to the IRS on behalf of Southern upon the Closing.

(v)         ARTICLES OF MERGER. The Company shall have received from Southern evidence of the filing of the Articles of Merger with the Louisiana and Delaware Secretaries of State, as applicable.

9.3         Conditions to Obligations of the Southern.

In addition to the conditions specified in Section 9.1, the obligations of Southern to consummate the Merger and the other Transactions, are subject to the satisfaction or written waiver (by Southern) of the following conditions:

(a)          Representations and Warranties.

(i)        Each of the representations and warranties of the Company and Merger SubCo, as applicable, contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement) and Section 5.10 (Finders and Brokers), Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement) and Section 6.29 (Finders and Brokers) (collectively, the “Company Specified Representations”) shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in each case,  as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)         Each of the representations and warranties of the Company contained in Article V and Article VI (other than the Company Specified Representations and the representations and warranties of Merger SubCo contained in Section 5.5 (Capitalization) and of the Company contained in Section 6.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect.

(iii)       The representations and warranties of the Company and Merger SubCo contained in and Section 5.5 (Capitalization) and Section 6.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)        Agreements and Covenants. The Company and Merger SubCo shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by Southern.

(c)         No Material Adverse Effect. No Company Material Adverse Effect or Merger SubCo Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d)        Dissent Rights. Dissent Rights have not been exercised with respect to more than 5.0% of the issued and outstanding Company Shares.

(e)          Closing Deliverables.

(i)         OFFICER CERTIFICATE. Southern shall have received a certificate from the Company and Merger SubCo, dated as of the Closing Date, signed by an executive officer or authorized signatory of the Company and Merger SubCo, as applicable, in such capacity, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

(ii)         SECRETARY CERTIFICATE. The Company and Merger SubCo shall have delivered to Southern a certificate executed by its respective secretary or respective executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of such entity’s Organizational Documents as in effect as of the Closing Date (B) the requisite resolutions of each entity’s respective Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party is or is required to be a party or bound, and the consummation of the other Transactions.

(iii)      COMPANY SUPPORT & LOCK-UP AGREEMENT. The Core Company Securityholders shall be party to a Company Support & Lock-Up Agreement that remains in full force and effect.

(iv)       FIRPTA TAX CERTIFICATE. Prior to the Closing, the Company and Merger SubCo shall deliver to Southern a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company and Merger SubCo are not and have not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for the Company and Merger SubCo to deliver such notice and a copy of such certification to the IRS on behalf of the Company and Merger SubCo upon the Closing.

(v)         COMPANY CLOSING ORGANIZATIONAL DOCUMENTS. Southern shall have received from the Company evidence of the execution and/or filing with the Delaware Secretaries of State, as applicable, of the Company Closing Organizational Documents.

9.4        Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X

TERMINATION AND EXPENSES

10.1       Termination.

This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing as follows:

(a)          by mutual written consent of Southern and the Company;

(b)          by written notice by either Southern or the Company, if:

(i)        the Company Meeting is duly convened and held (including any adjournment or postponement thereof), the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(ii)      after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Transactions illegal or otherwise prohibits or enjoins the Company or Southern or its affiliates from consummating the Transactions, and such Law has, if applicable, become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Merger and the other Transactions; or

(iii)        the Effective Time does not occur on or prior to the date that is the ten (10) month anniversary of the date hereof, subject to a one-time thirty (30)-day extension upon written agreement of the Parties (provided, that, if the Registration Statement shall not have been declared effective by the SEC as of the Outside Date, Southern and the Company shall each be entitled to one sixty (60)-day extension upon notice to the other) (such date, as applicable, the “Outside Date”), provided, that a Party may not terminate this Agreement pursuant to this Section 10.1(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)          by written notice by the Company to Southern, if:

(i)        there has been a breach by Southern, or if any representation or warranty of Southern, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to Southern or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(c)(i) if at such time the Company or Merger SubCo is in material uncured breach of this Agreement;

(ii)         prior to the approval by the Company Shareholders of the Merger, the Company enters into a written agreement with respect to a Superior Proposal in accordance with Section 7.7 and provided, that the Company is then in compliance with Section 7.7;  or

(iii)        if there has been a Southern Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such Southern Material Adverse Effect is provided by the Company to Southern or (B) the Outside Date.

(d)          by written notice by Southern to Company, if:

(i)          there has been a breach by the Company, or Merger SubCo or if any representation or warranty of the Company or Merger SubCo, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Southern shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(i) if at such time Southern is in material uncured breach of this Agreement;

(ii)         prior to the approval by the Company Shareholders of the Merger, (A) the disinterested members of the Company Board fail to unanimously recommend, withdraws, amends, modifies or qualifies in a manner that has substantially the same effect, or fails to publicly reaffirm within five (5) Business Days after having been requested in writing to do so by Southern, acting reasonably, the approval or recommendation of the Transactions (a “Company Change in Recommendation”) (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a Company Change in Recommendation) unless the Company provides a Superior Proposal Notice to Southern within such timeframe, in which case the Company will have until the end of the Matching Period to reaffirm the Company Board Recommendation, or (B) the Company Board approves, recommends or authorizes the Company to enter into a written agreement concerning a Superior Proposal; or

(iii)       if there has been a Company Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such Company Material Adverse Effect is provided by Southern to the Company or (B) the Outside Date.

10.2       Effect of Termination.

(a)          This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 1.6 (Announcement and Shareholder Communications), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Article XI (Miscellaneous) and Section 11.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability following the termination of this Agreement for any Willful Breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above). For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would cause or constitute a material breach of this Agreement.

(b)          Termination Fee

(i)        If (A) this Agreement is validly terminated (1) by either Southern or the Company pursuant to Section 10.1(b)(i) (No Company Shareholder Approval), (2) either Southern or the Company pursuant to Section 10.1(b)(iii) (Outside Date), or (3) by Southern pursuant to Section 10.1(d)(i) (Company Material Breach), (B) following the execution and delivery of this Agreement an Acquisition Proposal was publicly disclosed or made known to the Company prior to such termination and (C) concurrently with or within 12 months after the date of any such termination, (x) the Company or any Company Subsidiary enters into a definitive agreement to effect any Acquisition Proposal or (y) any Acquisition Proposal is consummated, then the Company, subject to Section 10.3(b), shall pay to Southern or its designee the Termination Fee concurrently with the consummation of such Acquisition Proposal.

(ii)         If this Agreement is validly terminated by Southern pursuant to Section 10.1(d)(ii) (Company Change in Recommendation; Superior Proposal), then the Company shall pay to Southern or its designee the Termination Fee within two Business Days after the date of such termination.

(iii)       If this Agreement is validly terminated by the Company pursuant to Section 10.1(c)(ii) (Company Superior Proposal), the Company shall, as a condition to such termination, pay to Southern or its designee the Termination Fee prior to, or concurrently with, the effectiveness of such termination.

(iv)        Each of the Company, Merger SubCo and Southern acknowledges that (i) the agreements contained in this Section 10.2(b) are an integral part of the Transactions and (ii) without these agreements, the Company, Merger SubCo and Southern would not enter into this Agreement. In no event shall the Company be required to pay more than one Termination Fee pursuant to Section 10.2(b). In the event that the Company receives full payment of the Termination Fee pursuant to Section 10.2(b) under circumstances where a Termination Fee was payable, the receipt of the Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Southern, its affiliates, or any  other person in connection with this Agreement (and the termination hereof), the Merger and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 10.2(b) shall be deemed to affect their respective rights to specific performance under Section 11.6 in order to specifically enforce this Agreement. The parties acknowledge and agree that any payment of Termination Fee is not a penalty but is rather liquidated damages in a reasonable amount that is intended to compensate Southern or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

10.3       Fees and Expenses.

(a)          Except as expressly provided in this Section 10.3, each party will bear its own expenses incurred in connection with the Transaction, whether or not it is consummated; provided that each of the Company and Southern shall pay 50% of any filing fees payable for or in respect of any application, notification or other filing made in respect of the Transactions, including any fees, costs and expenses in connection with (i) the preparation, filing and approval by the SEC of the Registration Statement pursuant to Section 3.4 and (ii) the preparation and of filing with a Governmental Authority of any antitrust filings.

(b)       If this Agreement is terminated by either Southern or the Company pursuant to Section 10.1(b)(i) (No Company Shareholder Approval) then the Company shall pay (or cause to be paid) to Southern (or as Southern may direct) an expense reimbursement payment for reasonable, documented expenses incurred in connection with this Agreement in an amount not to exceed the Reimbursement Cap (less any applicable withholding Tax) by wire transfer in immediately available funds to an account designated by Southern no later than two Business Days after the date of such termination; provided, that if the Company pays a Termination Fee pursuant to Section 10.2(b)(i)(A)(1) (No Company Shareholder Approval), then the amount the Company has paid to Southern pursuant to this Section 10.3(b) shall be credited against such Termination Fee on a dollar-for-dollar basis.

ARTICLE XI

MISCELLANEOUS

11.1       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail) so long as the sender has not received machine-generated notice of unsuccessful transmission other than as a result of actions taken by or on behalf of the recipient, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Southern:	with a copy (which will not constitute notice) to:

201 Rue Beauregard, Suite 202 Lafayette, LA 70508 Attn: Majique Ladnier Email: ml@glspv.com
Paul Hastings LLP
200 Park Avenue
New York, New York  10166
Attention: Gil Savir
Email: gilsavir@paulhastings.com

and with a copy (which will not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario, M5L 1B9
Canada

Attention: John Ciardullo; J.R. Laffin
Email: jciardullo@stikeman.com;
jrlaffin@stikeman.com

If to the Company or Merger SubCo:	with a copy (which will not constitute notice) to:

2108 N St., Suite 4254 Sacramento, CA 95816 United States Email: info@devvstream.com Attn: Legal Department
Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky
Email: skalansky@mofo.com

and with a copy (which will not constitute notice) to:

McMillan LLP
Royal Centre, Suite 1500
1055 West Georgia Street, PO Box 11117
Vancouver, British Columbia
Canada V6E 4N7
Attention: Mark Neighbor
Email: mark.neighbor@mcmillan.ca

and with a copy (which will not constitute notice) to:

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa FL 33602
Attention: Julio C. Esquivel
jesquivel@shumaker.com

11.2       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Southern and the Company, and any assignment without such consent shall be null and void; provided, that the no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3       Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.14(c), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

11.4     Governing Law; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims), and (b) any questions, disputes or other matters in connection with the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts.

11.5     Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.6     Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.7       Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8       Amendment and Waiver.

This Agreement and the form of the Articles of Merger may, at any time and from time to time before or after holding of the Company Meeting be amended by mutual written agreement of the Company and Southern (provided that after receipt of the approval by Company Shareholders of the Company Resolutions, if any such amendment shall in accordance with applicable Law or the requirements of Nasdaq require further approval of Company Shareholders, the effectiveness of such amendment shall be subject to such approval of Company Shareholders). No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

11.9       No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.9.

11.10    Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

11.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (h) the term “or” means “and/or”; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the disclosure schedules, all material amendments thereto (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Southern or the Company, as applicable, if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor or Southern, as applicable, for purposes of the Transactions or otherwise provided to Southern, the Company and/or their representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV, Article V and Article VI, at least one (1) Business Day prior to the Effective Date.

11.12    Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13     Conflicts and Privilege.

(a)          Southern and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the Transactions arises after the Closing between or among (x)  Southern, shareholders or holders of other equity interests of Southern, and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Southern Group”), on the one hand, and (y) the Company and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Paul Hastings LLP and Stikeman Elliott LLP, that represented Southern and/or any other member of Southern Group, in such dispute even though the interests of such Persons may be directly adverse to the Company and even though such counsel may have represented Southern in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. Southern and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions) between or among Southern and/or any other member of Southern Group, on the one hand, and Paul Hastings LLP or Stikeman Elliott LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to Southern after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Southern under a confidentiality agreement shall remain the privileged communications or information of the Company and shall not be used by Southern Group against the Company Group, as subsequently defined, in connection with any dispute among the parties.

(b)         Southern and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company, the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of Southern Group, on the other hand, any legal counsel, including MoFo, McMillan LLP or Shumaker, Loop & Kendrick, LLP that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Southern Group, and even though such counsel may have represented Southern and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions) between or among the Company and/or any member of the Company Group, on the one hand, and MoFo, McMillan LLP or Shumaker, Loop & Kendrick, LLP on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by Southern prior to the Closing with the Company under a confidentiality agreement shall remain the privileged communications or information of Southern, and shall not be used by the Company Group against Southern Group in connection with any dispute among the parties.

ARTICLE XII

DEFINITIONS

12.1       Certain Definitions.

For purpose of this Agreement, the following capitalized terms have the following meanings:

“AB Registrar” has the meaning specified in Section 2.1(a).

“Acquisition Proposal” has the meaning specified in Section 7.7.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternative Transaction” has the meaning specified in Section 7.7.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Articles of Merger” means the (i) articles of merger to be filed with the Louisiana Secretary of State and (ii) the certificate of merger to be filed with the Delaware Secretary of State with respect to the Merger, which shall be in such form as is required by, and executed in accordance with, the relevant provisions of the LCBA and DGCL, as applicable, and mutually agreed by the Parties (each acting reasonably).

“Assets” has the meaning specified in Section 6.19.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA § 3(3), whether or not subject to ERISA), each deferred compensation, compensation, incentive, equity purchase or other equity or equity-based compensation, phantom equity, severance, termination pay, salary continuation, retention, stay, post-termination, holiday, vacation, bonus, commission, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, savings, fringe benefit, retirement or other similar plan, program, agreement, Contract, commitment, policy or arrangement, and each other compensation or benefit plan, program, agreement, whether formal or informal, whether written or unwritten and whether legally binding or not.

“Board” means the board of directors of an entity as constituted from time to time.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware or Alberta are authorized to close for business.

“Carbon Credit” means an instrument, benefit, offset, allowance or other unit that represents a verified reduction or removal of one metric tonne of CO2 equivalent.

“Carbon Standard” means, with respect to a Carbon Credit, the program or standard administered by a mandatory or voluntary domestic or international greenhouse gas program, certification, scheme or protocol, that certifies such Carbon Credit as a verified reduction or removal of one metric tonne of CO2 equivalent, including its methodologies and published guidance.

“Certificate of Incorporation” means, with respect to any corporation, the certificate of incorporation or articles of incorporation, as applicable, of such corporation.

“Certificate of Domestication” has the meaning specified in Section 2.1(a).

“Closing” has the meaning specified in Section 1.1.

“Closing Date” has the meaning specified in Section 1.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any valid treasury regulation promulgated thereunder.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 6.21(a).

“Company Board Recommendation” has the meaning specified in Section 2.3(b).

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Change in Recommendation” has the meaning specified in Section 10.1(d)(ii).

“Company Closing Organizational Documents” means the certificate of incorporation of the Company and by-laws of the Company to be amended and restated and adopted by the Company in connection with the Domestication, each in substantially the form attached hereto as Exhibit C.

“Company Convertible Securities” means, collectively, any options, rights or other securities convertible into or exercisable or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company, including the Company Warrants.

“Company Disclosure Schedules” has the meaning specified in Article VI.

“Company Equity Incentive Plan” means the 2024 Equity Incentive Plan of the Company, as amended and restated from time to time.

“Company Fairness Opinion” has the meaning specified in Section 6.34.

“Company Financial Statements” has the meaning specified in Section 6.7(a).

“Company Group” has the meaning specified in Section 11.13(b).

“Company IP Agreements” means including (a) Contracts under which the Company has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or any Owned IP and (b) all Company IP Licenses.

“Company IP Licenses” has the meaning specified in Section 6.15(b).

“Company Leases” has the meaning set forth in Section 6.17(a).

“Company Material Adverse Effect” has the meaning specified in Section 6.1.

“Company Material Contract” has the meaning specified in Section 6.14(a).

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in to consider the Company Resolutions and for any other purpose as may be set forth in the Company Circular and agreed to in writing by Southern, acting reasonably.

“Company Permits” has the meaning specified in Section 6.11.

“Company Personal Property Leases” has the meaning specified in Section 6.18.

“Company Products” means each of the products, services, and Software (including mobile phone and table applications) that have been or are currently being developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of any of the Company, including any products or services (a) made available through or as part of the Company website or (b) derived from or incorporating any Company data.

“Company Related Person” has the meaning set forth in Section 6.23.

“Company Registered IP” has the meaning specified in Section 6.15(a).

“Company Resolutions” means resolution to be put before the Company Shareholders entitled to vote thereon at the Company Meeting, which shall include resolutions authorizing, approving and adopting (i) this Agreement and each Ancillary Documents to which the Company is a party, (ii) the Transactions, including the Domestication, and the Merger, (iii) the Closing Company Organizational Documents, (iv) the appointment of the members of the Post-Closing Company Board, and (v) such other matters as the Company and Southern shall mutually determine are necessary or appropriate in order to effect the Transactions.

“Company SEC Documents” has the meaning specified in Section 6.32(a).

“Company Securities” means, collectively, the Company Shares, the Company Convertible Securities, and the Company Warrants.

“Company Securityholders” means, collectively, the holders of Company Securities prior to the Effective Time.

“Company Shareholders” means, collectively, the holders of Company Shares prior to the Effective Time.

“Company Shares” means the Pre-Domestication Company Common Shares and/or the Post-Domestication Company Common Shares, as applicable.

“Company Share Factor” means 0.3.

“Company Specified Representations” has the meaning specified in Section 9.3(a)(i).

“Company Support & Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Company Systems” means all computer firmware, hardware, software, and computer or information technology systems or infrastructure, networks, and data or information contained therein or transmitted thereby, and other similar items of automated, computerized, or software systems owned, licensed, used or relied upon by the Company or any of its Subsidiaries in the conduct of its business, including the Company Products.

“Company Warrants” means the 22,699,987 outstanding common share purchase warrants of the Company, which are exercisable for up to 2,200,082 Company Shares.

“Competition Act” means the Competition Act (Canada), RSC 1985, c. C-34.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 1, 2025, by and between the Company and Southern.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software, or other Software or other Intellectual Property incorporated into, derived from, used or distributed with such Software (a) in the case of Software, be made available or distributed in a form other than binary (e.g., in source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of legal requirement) or (d) be redistributable at no license fee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Core Company Securityholder” has the meaning specified in the Recitals hereto.

“D&O Indemnified Persons” has the meaning specified in Section 7.14(c).

“DGCL” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto

“Effective Date” shall be the Closing Date.

“Effective Time” has the meaning specified in Section 3.1(a).

“Enforceability Exceptions” has the meaning specified in Section 4.2(c).

“Environmental Law” means any Law in any way relating to (a) public or worker health or safety, (b) pollution or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all material Liabilities under Environmental Law, including as a result of any claim or demand by any other Person or in response to any violation of Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.3(a).

“Expenses” has the meaning specified in Section 10.3.

“Federal Securities Laws” means the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise

“Financial Statement Delivery Date” has the meaning specified in Section 7.15(a).

“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of such Party’s representations and warranties expressly set forth in this Agreement or any Ancillary Document with the intent that any other Party rely thereon. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Fraud Claim” means any claim based on Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, provincial, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including any stock exchange, securities commission, or any court, tribunal, administrative hearing body, arbitration panel or body (public or private), commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any substance, material or waste that is regulated, or that could result in the imposition of Liability or standards of conduct, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, mold, noise, odor and urea formaldehyde insulation.

“HSR Act” mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance, retention or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) or (iii) accrued bonuses, commissions or other incentive compensation, in each case, in respect of any current or former employee, officer, director or other individual service provider of the Company and together with the employer’s portion of all FICA state, local, or foreign withholding, payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, calculated as if all such amounts were paid on the Closing Date, (d) any obligations under any unfunded or underfunded pension or retirement, post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the Transactions.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) Trademarks; (b) Copyrights; (c) Trade Secrets; (d) Patents; (e) Internet Assets; and (f) Software, data, and databases, and (g) all other intellectual property and related proprietary and moral rights together with all goodwill related to the foregoing.

“Intended US Tax Treatment: has the meaning specified in Section 3.5.

“Interim Period” has the meaning specified in Section 7.1.

“Internal Controls” has the meaning specified in Section 6.7(d).

“Internet Assets” means all domain name registrations, social media accounts, handles, and identifiers, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.), as amended, and any rules or regulations promulgated thereunder.

“Investment Company Act” has the meaning specified in Section 4.28.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada).

“Knowledge” means, (a) with respect to Southern, the actual knowledge of the individuals set forth on Section 12.1(a) of Southern Disclosure Schedules after reasonable due inquiry, and (b) with respect to the Company and Merger SubCo, the actual knowledge of the individuals set forth on Section 12.1(b) of the Company Disclosure Schedules after reasonable due inquiry.

“Labor Agreement” means any collective bargaining agreement or other labor-related Contract with any labor union, labor organization, or works council.

“Latest Balance Sheet Date” means (a) with respect to the Company and its Subsidiaries, July 31, 2025 and (b) with respect to Southern, September 31, 2025.

“Law” means any federal, state, county, local, provincial, municipal, foreign, international, supranational or other law, act, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Authorization” has the meaning specified in Section 2.1(a).

“Letter of Transmittal” has the meaning specified in Section 1.3(a).

“LCBA” has the meaning specified in the Recitals hereto.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed IP” means all Intellectual Property in which the Company or Southern, as applicable, has or purports to have a license or non-ownership right to use or exploit such Intellectual Property, including Intellectual Property subject to a covenant not to sue in favor of the Company or Southern, as applicable.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, license, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Matching Period” has the meaning specified in Section 7.7(d)(v).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person, taken as a whole, or (b) the ability of such Person on a timely basis to consummate the Transactions to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person does business; (ii) changes, conditions or effects that generally affect the industries in which such Person principally operates; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person principally operates; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and (v) any failure in and of itself by such Person to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)—(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person primarily conducts its businesses.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions.

“Merger SubCo” has the meaning specified in the Preamble hereto.

“Merger SubCo Material Adverse Effect” has the meaning specified in Section 5.1.

“Minimum Southern Capitalization” has the meaning specified in Section 9.2(d).

“Misconduct” shall mean (i) any unlawful, illegal, fraudulent or deceptive conduct, (ii) harassment or discrimination, (iii) other acts of a similar nature that could reasonably be expected to bring Southern or the Company, as applicable, into public contempt, ridicule or disrepute or be materially injurious to the business, reputation or finances of Southern or the Company, as applicable, or any officer of Southern or the Company, as applicable, (iv) unwanted or unlawful sexual advances, lewd or sexually explicit comments, the sending of sexually explicit images or messages or other sexual harassment or (vi) any retaliatory act for refusing or opposing any of the above.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which they are made.

“MoFo” means Morrison & Foerster LLP.

“Nasdaq” means the Nasdaq Global Market.

“New Company Group” has the meaning specified in Section 11.13(b).

“Non-Party Affiliate” has the meaning specified in Section 11.9.

“OFAC” has the meaning specified in Section 12.1

“Off-the-Shelf Software” has the meaning specified in Section 6.15(b).

“Order” means any order, directive, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, bylaws, operating agreement, memorandum of association, notice of articles, articles or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 10.1(b)(iii).

“Owned IP” means all Intellectual Property in which the Company or Southern, as applicable, has or purports to have an ownership interest in any nature (whether solely or jointly with another Person).

“Party” has the meaning specified in the Preamble hereto.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 7.15(a).

“Permits” means all federal, state, provincial, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, any information that allows the identification of such Person or enables access to such Person’s financial information or that is otherwise subject to or defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“Plant” means a new methanol-to-jet or similar biomass fuel plant in or around St. Charles Parish, Louisiana, or such other technologies or locations proposed by Southern and consented to by the Company.

“Post-Closing Company Board” has the meaning specified in Section 7.13(a).

“Post-Domestication Company Common Shares” means the shares of common stock of the Company following the Domestication, par value $0.0001 per share.

“Pre-Closing Reorganization” has the meaning specified in Section 7.16(a).

“Pre-Domestication Company Common Shares” means the common shares, without par value, of the Company.

“Privacy Laws” means all applicable Laws relating to privacy and protection of Personal Data and any and all similar Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.

“Public Certifications” means collectively, all certifications and statements required by (a) Rules 13a-14 or 15d-14 under the Exchange Act, and (b) 18 U.S.C. § 1350 (Section 906 of SOX).

“Reimbursement Cap” means an amount equal to the product of (i) 0.01, multiplied by (ii) the number of Company Shares outstanding as of the date this Agreement is terminated pursuant to Section 10.1(b)(i), multiplied by (iii) the volume weighted average price of the Company Shares traded on the Nasdaq Capital Market (or any other national securities exchange on which the Company Shares are then traded) for the ten (10) trading day period ending on date this Agreement is terminated pursuant to Section 10.1(b)(i).

“Registration Statement” has the meaning specified in Section 3.4(a).

“Registry” means any Carbon Credit registry established or operated for the verification, holding, transfer, retirement, and cancellation of a Carbon Credit, including but not limited to, the registry maintained by each of Verra, Gold Standard, Climate Action Reserve or the American Carbon Registry.

“Registry Account” means an account established by or on behalf of the Company with a Registry including for the holding, transfer, retirement and cancellation of a Carbon Credit.

“Regulatory Approval” means any consent, waiver, Permit, exemption, review, Order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transactions and includes the Required Regulatory Approvals.

“Related Party Transactions” has the meaning specified in Section 6.23.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Shareholder Approval” has the meaning specified in Section 9.1(a).

“Required Financial Statements” has the meaning specified in Section 7.15(a).

“Required Regulatory Approvals” means the Stock Exchange Approval and the termination of expiration of the waiting period required by the HSR Act.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Authority” means, as applicable, the Ontario Securities Commission, the SEC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or the United States, as applicable.

“Software” means any computer software programs, including all source code, object code, data and databases, and documentation related thereto and all software modules, tools and databases.

“Source Code” means the source code and interpreted code for all Software, including all comments and procedural code, in a form intelligible to trained programmers and capable of being translated into object code through assembly, compiling or otherwise, or capable of being interpreted (e.g., by an interpreter), in each case for operation on a host system, further including all related documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software in sufficient detail to enable a trained programmer through study of such documentation to maintain or modify the Software without undue experimentation.

“Southern” has the meaning specified in the Preamble hereto.

“Southern Assets” has the meaning specified in Section 4.16.

“Southern Benefit Plan” has the meaning specified in Section 4.20(b).

“Southern Consideration Shares” means a number of fully-paid and non-assessable Post-Domestication Company Common Shares equal to (i) the quotient of (A) the number of Post-Domestication Company Common Shares outstanding (on a fully diluted basis) as of immediately prior to the Effective Time minus the Company Common Shares issued in the PIPE Investment, divided by (B) the Company Share Factor, minus (ii) the number of Post-Closing Domestication Company Common Shares outstanding as of immediately prior to the Effective Time (inclusive of the Company Common Shares issued in the PIPE Investment).  For purposes of the calculation of the Southern Consideration Shares, “fully diluted basis” shall assume the full conversion, exchange or exercise of all outstanding Company Convertible Securities and other securities, instruments or rights that are convertible into, exchangeable for or exercisable for directly or indirectly Company Shares at the then applicable conversion, exchange or exercise ratio, price or other rate, excluding any Company Common Shares reserved for issuance under the Company Equity Incentive Plan that are not subject to any option, grant or other award thereunder.

“Southern Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in Southern.

“Southern Disclosure Schedules” has the meaning specified in Article IV.

“Southern Financial Statements” has the meaning set forth in Section 7.18.

“Southern Group” has the meaning specified in Section 11.13(a).

“Southern Internal Controls” has the meaning specified in Section 7.15(d).

“Southern IP Agreements” means including (a) Contracts under which Southern has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or any Owned IP and (b) all Company IP Licenses

“Southern IP Licenses” has the meaning set forth in Section 4.14(b).

“Southern Leases” has the meaning set forth in Section 4.16(a).

“Southern Material Adverse Effect” has the meaning specified in Section 4.1.

“Southern Material Contract” has the meaning specified in Section 4.19.

“Southern Permits” has the meaning set forth in Section 4.10.

“Southern Products” means each of the products, services, and Software (including mobile phone and table applications) that have been or are currently being developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of Southern, including any products or services (a) made available through or as part of the Southern website or (b) derived from or incorporating any Southern data.

“Southern Registered IP” has the meaning set forth in Section 4.14(a).

“Southern Related Person” has the meaning set forth in Section 4.22.

“Southern Securities” means, collectively, the Southern Shares.

“Southern Shareholders” means, at any given time, a holder of Southern Shares at such time.

“Southern Shares” means the shares of Common Stock of Southern.

“Southern Support & Lock-Up Agreement” has the meaning specified in the Recitals.

“Southern Specified Representations” has the meaning set forth in Section 9.2(a)(i).

“Southern Systems” means all computer firmware, hardware, software, and computer or information technology systems or infrastructure, networks, and data or information contained therein or transmitted thereby, and other similar items of automated, computerized, or software systems owned, licensed, used or relied upon by Southern in the conduct of its business, including the Southern Products.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Stock Exchange Approvals” means: the conditional approval of Nasdaq to list the Post-Domestication Company Common Shares to be issued to the Southern Shareholders as provided herein, subject only to customary listing conditions, including customary post-closing deliveries, and, if required by Nasdaq as a result of the Transactions constituting a change of control, the approval of Nasdaq of the Company’s initial listing application in connection with the Merger.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means any bona fide written Acquisition Proposal to acquire, directly or indirectly, all or substantially all of the outstanding Company Shares or Southern Shares, as applicable, or all or substantially all of the assets of the Company or Southern, as applicable, on a consolidated basis that did not result from a breach of Section 7.7 and: (a) that is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, (b) that is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board or Southern Board, as applicable, after receipt of advice from its financial advisors and legal counsel, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (c) that is not subject to a due diligence condition; and (d) in respect of which the Company Board or Southern Board, as applicable, determines, in its good faith judgment, after receiving the advice of its legal counsel and its financial advisors, that it would, if consummated in accordance with its terms (but without assuming away the risk of non-completion), result in a transaction which is more favorable, from a financial point of view, to Company Shareholders or the Southern Shareholder, as applicable.

“Superior Proposal Notice” has the meaning specified in Section 7.7(d)(iii).

“Surviving Corporation” means Southern as the surviving corporation following consummation of the Merger.

“Tax” or “Taxes” means (a) all direct or indirect federal, state, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any Schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means the IRS, the Canada Revenue Agency and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Termination Fee” means an amount in cash equal to the product of (i) 0.031, multiplied by (ii) the number of Company Shares outstanding as of the date this Agreement is terminated pursuant to Article X, multiplied by (iii) the volume weighted average price of the Company Shares traded on the Nasdaq Capital Market (or any other national securities exchange on which the Company Shares are then traded) for the ten (10) trading day period ending on date this Agreement is terminated pursuant to Article X.

“Trade Controls” has the meaning specified in Section 6.26(a).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, customer and pricing lists, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which the Post-Domestication Company Common Shares to be issued to Southern as provided herein are actually traded on the principal securities exchange or securities market on which such shares are then traded.

“Trading Market” means the stock exchange or such other nationally recognized stock market on which the Post-Domestication Company Common Shares to be issued to Southern as provided herein are trading at the time of determination.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Documents, including the Merger; provided, that “Transactions” shall exclude the Pre-Closing Reorganization.

“Transfer Taxes” has the meaning specified in Section 7.10(a).

“Willful Breach” has the meaning specified in Section 10.2.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered as of the date first written above.

DEVVSTREAM CORP.

By:	/s/ Carl Stanton
Name: Carl Stanton
Title: Executive Chairman

SOUTHERN ENERGY RENEWABLES INC.

By:	/s/ Jay Patel
Name: Jay Patel
Title: Chief Executive Officer

SIERRA MERGER SUB, INC.

By:	/s/ Sunny Trinh
Name: Sunny Trinh
Title: President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Company Support & Lock-Up Agreement

(Attached.)

Exhibit B

Southern Support & Lock-Up Agreement

(Attached)

Exhibit C

Company Closing Organizational Documents

(Attached.)

Schedule A

Core Company Securityholders